Exhibit 10.10 - Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Dated September 4, 2007

IDEA AG

- and -

ALPHARMA IRELAND LIMITED

EXCLUSIVE LICENSE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement ("Agreement") entered into this 4th day of September, 2007 (the "Execution Date"), by and between IDEA AG, a German corporation having an address at Frankfurter Ring 193a, 80807 Munich, Germany (hereinafter referred to as "IDEA") and Alpharma Ireland Limited, an Irish corporation having an address at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland (hereinafter referred to as "ALPHARMA"). IDEA and ALPHARMA are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

W I T N E S S E T H

WHEREAS, IDEA has conducted preclinical and clinical development and testing of ketoprofen-containing compositions for topical uses, and is the owner of the results of such development and testing as well as the certain patents and patent applications relating to use of such compositions for the transcutaneous delivery of NSAIDS including, without limitation, ketoprofen.

WHEREAS, ALPHARMA wishes to acquire an exclusive, royalty-bearing right and license to Licensed Products and Licensed Technology and a non-exclusive right and license to Licensed Ancillary IPR in the Field in the Territory (all as defined below), including the right to grant sublicenses, and IDEA is willing to grant such right and license to ALPHARMA under the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND RULES OF CONSTRUCTION

As used in this Agreement, the following terms shall have the meanings ascribed to them as follows, and the following rules of construction shall apply:

1.1 Affiliate shall mean, with respect to a Party, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms "controls", "controlled" and "control" mean, with respect to a controlled entity, (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of such entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of such entity. In this Agreement the term "Subsidiary" shall mean any Affiliate controlled directly or indirectly (through one or more other so controlled Affiliates) by a Person as provided in clause (ii) of the prior sentence. None of the following entities shall constitute Affiliates of IDEA for so long as (a) such entities do not, directly or indirectly, control IDEA and are not, directly or indirectly, controlled by IDEA (whether or not such entities are under common control with IDEA) and (b) such entities do not own or control Licensed Technology or Licensed Ancillary IPR (other than pursuant to the rights and licenses granted to TDT in the TDT License) and are not engaged in the research, development or commercialization of Licensed Products in the Field: TDT Parent, TDT, any Subsidiaries of TDT Parent or TDT, Celtic IDEA Holdings Limited (incorporated under the laws of Malta), Celtic IDEA Limited (incorporated under the laws of Malta), Nantofen Holdings Ltd. (incorporated under the laws of Bermuda), and Nantofen Ltd. (incorporated under the laws of Bermuda).

1.2 ALPHARMA Group shall mean ALPHARMA and its Affiliates from time to time; provided that, solely for the purpose of determining the Affiliates of ALPHARMA that are included in the ALPHARMA Group for the purposes of the definitions of Control and Controlled set forth in Section 1.14, the condition set forth in clause (ii) of the definition of Affiliate set forth in Section 1.1 shall be modified to require the ownership directly or indirectly of more than 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation).

1.3 ALPHARMA Parent shall mean Alpharma Inc., a Delaware corporation.

1.4 Annual Sales Volume shall mean the aggregate Net Sales of Licensed Products in the Territory during a Calendar Year.

1.5 Approval or Approved shall mean approval by the FDA of an NDA with respect to a Licensed Product, and satisfaction of any related applicable FDA registration and notification requirements.

1.6 Calendar Quarter shall mean a calendar quarter ending on the last day of March, June, September or December, as the case may be.

1.7 Calendar Year shall mean a period of time commencing on January 1 and ending on the following December 31.

1.8 Celebrex Comparator Data Option Payment shall have the meaning set forth in Section 3.2.

1.9 Celebrex Comparator Data Post-Use Payment shall have the meaning set forth in Section 3.2.

1.10 Celebrex Comparator Sub-Study shall mean the component of the Five Arm Phase 3 Clinical Trial set out under the caption "Celebrex Comparator Sub-Study" in Schedule L.

1.11 Commercial Sale shall mean a sale or transfer for value by ALPHARMA or any of its Affiliates or sublicensees of a Licensed Product to an independent third party in the Territory. If an Affiliate or sublicensee of ALPHARMA is the end user of a Licensed Product (i.e., no further sale or transfer of the Licensed Product is planned to be made), such Affiliate or sublicensee shall be deemed to have purchased the Licensed Product for the purposes of determining whether a Commercial Sale has occurred.

1.12 Commercially Reasonable Efforts shall mean efforts and resources that would be used by a US specialty pharmaceutical company of comparable size and resources as ALPHARMA in the development, Registration, reimbursement authorization, market launch and manufacturing, with regard to a product at a similar stage in its product life taking into account the following factors to the extent reasonable and relevant: issues of safety and efficacy, product profile, difficulty in manufacturing the relevant Licensed Product, competitiveness of alternative products in the marketplace, the patent or other proprietary position of the relevant Licensed Product, the regulatory structure involved and the potential profitability of the relevant Licensed Product. Such efforts and resources that are used by ALPHARMA's Affiliates and sublicensees shall be attributed to ALPHARMA for the purposes of this Agreement.

1.13 Confidential Information shall have the meaning set forth in Section 6.1.

1.14 Control or Controlled shall mean, with respect to Intellectual Property Rights or trademark rights, the possession, whether by ownership or license, by any member of the IDEA Group or the ALPHARMA Group, as applicable in the context, of the ability to grant to ALPHARMA or IDEA, as applicable in the context, access or a license, as applicable, on terms as provided herein, to or under such Intellectual Property Rights or trademark rights.

1.15 Current Good Clinical Practice or cGCP means the current standards for clinical trials for drugs, as set forth in the FDCA and applicable FDA regulations (including without limitation 21 C.F.R. Parts 50, 54 and 56) and guidances promulgated thereunder, as amended from time to time.

1.16 Current Good Manufacturing Practice or cGMP means the current standards for the manufacture of drugs, as set forth in the FDCA and applicable FDA regulations (including without limitation 21 C.F.R. Parts 210 and 211) and guidances promulgated thereunder, as amended from time to time.

1.17 Damages shall have the meaning set forth in Section 11.3(a).

1.18 Dermatological shall mean, as to a Product, that such Product is a Topical Product formulated and Approved for the treatment of any (i) skin disease (as defined in Schedule C) or (ii) cosmetic use on the skin, in each case whereby:

(a) Dermatological product has a viscosity of no greater than [**] (as measured at room temperature with a rotation viscometer at [**] (corresponding to a shear gradient of [**]) ("Test Conditions"), whereas, in contrast, Diractin has a viscosity of no less than [**] (as measured under the Test Conditions); and

(b) when a Dermatological product is Topically applied to a location on an appropriate [**] model (as defined in Schedule D) in accordance with its intended or Approved label dosing directions, the concentration of NSAID from the Dermatological product that is present in [**] (in terms of area under the curve ("AUC") as determined in accordance with the test method attached hereto as Schedule D and made a part hereof ) shall not exceed [**] percent ([**]%) of the concentration of the NSAID that is present in [**] in terms of AUC from Diractin when Diractin is Topically applied to a physiologically similar location on [**] in accordance with Diractin's intended or Approved label dosing directions.

1.19 Dermatological Product shall mean a Product that is Dermatological.

1.20 Diractin shall mean the Licensed Product described in Schedule A.

1.21 DOJ shall mean the United States Department of Justice.

1.22 Dollar shall mean United States dollar, the legal currency of the U.S.

1.23 Effective Date shall mean the earlier of (a) the date on which the FTC or DOJ shall notify IDEA or ALPHARMA of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires.

1.24 Exclusive Trademarks shall mean all trademark rights in the Territory in the marks "Diractin" and "Movexa" which are Controlled by the IDEA Group during the term of this Agreement, including without limitation the registrations set forth in Schedule E.

1.25 External Factors shall mean any one or more of the following:

(a) material and adverse changes in reimbursement or pricing policies in the Territory with respect to (I) prescription Products generally if at the time the first Licensed Product sold in the Territory is a prescription product or (ii) OTC Products generally if at the time the first Licensed Product sold in the Territory is an OTC product, in either case by either government or private entities, including without limitation health maintenance organization formularies;

(b) a class warning is issued with respect to Products generally in the Territory, including Licensed Products;

(c) users of the first Licensed Product sold in the Territory experience Serious Adverse Drug Experiences, the intensity or frequency of which materially exceeds that known for Products on the date of Approval of the first Licensed Product sold in the Territory; and

(d) the label of the first Licensed Product sold in the Territory is changed from the initially approved label for such Licensed Product in a manner that is material and adverse.

1.26 FDA shall mean the United States Food and Drug Administration and successor bodies.

1.27 FDCA means the United States Federal Food, Drug, and Cosmetic Act and all regulations and rules promulgated thereunder.

1.28 Field shall mean all human uses of Products, including without limitation all diagnostic, prophylactic and therapeutic uses thereof, but specifically excluding any veterinary uses, uses for the treatment of any skin disease (as defined in Schedule C) and cosmetic uses on the skin.

1.29 First Commercial Sale shall mean the first Commercial Sale by ALPHARMA or any of its Affiliates or sublicensees of a Licensed Product to an independent third party in the Territory. A sale or transfer which is not for value, including without limitation for clinical trial purposes, shall not constitute a First Commercial Sale.

1.30 Five Arm Phase 3 Clinical Trial shall mean the clinical trial, details of which are set forth under "Synopsis of Clinical Study CL-033-III-03" in Schedule L.

1.31 FTC shall mean the United States Federal Trade Commission.

1.32 Generic Competition shall have the meaning set forth in Section 3.4(a).

1.33 Generic Product shall mean with respect to a Licensed Product a pharmaceutical product that is a "pharmaceutical equivalent" with a therapeutic equivalence code of "A" with respect to the Licensed Product (as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations (a.k.a. the Orange Book) published by the FDA Center for Drug Evaluation and Research or any successor publication) and is approved through the ANDA process and is substitutable for the Licensed Product without a physician's consent or additional prescription.

1.34 HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

1.35 HSR Clearance shall mean either (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.

1.36 HSR Filings shall mean the filings by IDEA and ALPHARMA with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.37 Hyperlinked Sites shall have the meaning set forth in Section 12.12(b).

1.38 IDEA Group shall mean IDEA and its Affiliates; provided that, solely for the purpose of determining the Affiliates of IDEA that are included in the IDEA Group for the purposes of the definitions of Control and Controlled set forth in Section 1.14, the condition set forth in clause (ii) of the definition of Affiliate set forth in Section 1.1 shall be modified to require the ownership directly or indirectly of more than 50% of the voting securities (or other comparable ownership interest for an entity other than a corporation).

1.39 Improvement shall mean any change, improvement, development or modification of the Licensed Technology in the Field that is made or created after the Effective Date and relates to a Product.

1.40 IND shall mean an investigational new drug application filed with the FDA as more fully defined in 21 CFR Section 312.3.

1.41 Indemnified Party shall have the meaning set forth in Section 11.3(a).

1.42 Indemnifying Party shall have the meaning set forth in Section 11.3(a).

1.43 Intellectual Property Rights shall mean the following in each case to the extent subsisting anywhere in the world:

(a) Patent Rights;

(b) copyrights, rights in designs, and database rights and all registrations and applications for registration of any of the foregoing, including moral rights of authors; and

(c) rights in Know-How.

1.44 Know-How means proprietary, confidential or secret information of all kinds, including without limitation inventions, invention disclosures, statutory invention registrations, trade secrets, know-how, experience, formulas, processes, techniques, results, research and development information and data, reports, protocols, methods, models, screens, assays, pre-clinical and clinical trial data, Registrations and data created with a view to producing Registrations, and chemical, pharmacological, toxicological, clinical, analytical, quality control, and safety data, in all cases, whether or not patentable, whether or not written (and if written then in any format), whether or not copyrightable and whether or not reduced to practice.

1.45 LIBOR shall have the meaning given in Section 3.9.

1.46 Licensed Ancillary IPR shall mean all Intellectual Property Rights that (a) relate to or would in the absence of a license be infringed by Licensed Products in the Field (including without limitation relating to or covering the manufacture of any Licensed Product in the Field or useful for, used in or covering the manufacture, use, offer for sale, sale or importation of any Licensed Product in the Field), and (b) are Controlled by any member of the IDEA Group, but excluding the Licensed Technology.

1.47 Licensed Know-How shall mean all rights in Know-How that (a) relate to Products in the Field other than Dermatological Products (including without limitation relating to the manufacture of any such Product or useful for or used in the manufacture, use, offer for sale, sale or importation of any such Product), and (b) are Controlled by any member of the IDEA Group. Licensed Know-How, if confidential, shall constitute Confidential Information of IDEA in accordance with Article 6. For the avoidance of doubt, the inclusion of Know-How generated in the Celebrex Comparator Sub-Study in the Licensed Know-How is subject to the terms and conditions set forth in Section 3.2

1.48 Licensed Patent Rights shall mean:

(a) the patents and patent applications set forth in Schedule B;

(b) any other patents and patent applications that are Controlled by the IDEA Group, at the Execution Date or at any time thereafter through the date of the First Commercial Sale of a Licensed Product in the Territory, but excluding any such other patents and patent applications that do not cover and have no relationship or applicability to any Product in the Field;

(c) any and all patents which are granted on any patent application described in clause (a) or (b) above; and

(d) any and all continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, extensions, supplemental protection certificates, patents of addition, and patents of importation of any of the Patent Rights listed in clause (a), (b) or (c) above.

1.49 Licensed Product shall mean any Product, other than a Dermatological Product, the manufacture, use, offer for sale, sale or importation of which by ALPHARMA, its Affiliates or its sublicensees in the Territory incorporates, uses or is covered by the Licensed Technology, including without limitation Diractin.

1.50 Licensed Technology shall mean the Licensed Patent Rights and the Licensed Know-How.

1.51 Market Development Expenditures shall have the meaning set forth in Section 4.1.

1.52 NDA shall mean a New Drug Application filed with the FDA pursuant to 21 USC Section 355(b) for the purpose of seeking approval for ALPHARMA or any of its Affiliates or sublicensees to sell a Licensed Product in the Territory.

1.53 Net Sales shall mean, with respect to a Licensed Product, the gross amount invoiced by ALPHARMA, its Affiliates and/or its sublicensees on sales of Licensed Products to unrelated third parties in the Territory, less the following deductions determined in accordance with U.S. generally accepted accounting principles, consistently applied:

(a) trade, cash and/or quantity discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced;

(b) tariffs, duties, excises, sales taxes or other taxes imposed upon, or collected or paid by, ALPHARMA, its Affiliates and/or its sublicensees with respect to the production, sale, delivery or use of the Licensed Product (excluding national, state or local taxes based on income), as reflected in the amount invoiced;

(c) amounts repaid or credited by reason of rejections, defects, recalls or returns because of chargebacks, refunds, rebates or retroactive price reductions, and portions of invoiced amounts that are uncollectible (as treated by ALPHARMA, its Affiliates or sublicensees for financial reporting purposes), except to the extent actually collected thereafter;

(d) amounts paid, credited or reimbursed in respect of sales to any government or governmental authority or under any government-subsidized program;

(e) amounts paid, credited or reimbursed to unrelated third party managed care organizations, group purchasing organizations, third party payors, wholesalers and distributors; and

(f) freight, insurance and other transportation charges incurred in shipping a Licensed Product to third parties, as reflected in the amount invoiced.

Notwithstanding the foregoing, with respect to any Licensed Product that is sold in the OTC market, deductions from gross amounts invoiced for coupons, slotting fees, handling allowances, cooperative advertising, buy downs and price reductions in the aggregate in respect of such Licensed Product may not exceed [**] percent ([**]%) of the gross amounts invoiced for such Licensed Product over any consecutive twelve (12) calendar month period.

Such amounts shall be determined from the books and records of ALPHARMA, its Affiliates and/or its sublicensees, maintained in accordance with US generally accepted accounting principles, consistently applied. There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales. ALPHARMA or its Affiliate or sublicensee (as applicable) shall issue an invoice in respect of all Licensed Products that are sold to unrelated third parties. All Commercial Sales of Licensed Products to unrelated third parties shall be made on arm's-length terms. Net Sales shall also include, subject to all applicable deductions above, gross amounts invoiced to Affiliates and sublicensees for Licensed Products sold in Commercial Sales in which such Affiliates and sublicensees are the intended end users.

If any Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining Royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining Royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, ALPHARMA shall in good faith make a determination of the respective fair market values of the Licensed Product and all other pharmaceutical products included in the Combination Product, and shall notify IDEA of such determination and provide IDEA with ALPHARMA's basis for such determination. IDEA shall have the right to review such determination, and to notify ALPHARMA if it disagrees with such determination. If IDEA does not agree with such determination, IDEA shall give written notice of its disagreement within 60 days of receiving the relevant Royalty report pursuant to Section 3.7, and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to their respective chief operating officers for discussion. If not resolved by this discussion, the matter shall be referable to an arbitration under Section 14.10 by either Party by giving written notice of such referral to the other Party. As used above, the term "Combination Product" means any pharmaceutical product that consists of (x) a Licensed Product and (y) other active compounds and/or active ingredients (that are not Licensed Products), the making, using, offering for sale, sale or importation of which as separate products does not and would not use Licensed Technology.

1.54 New Brands shall have the meaning set forth in Section 12.1.

1.55 Non-Exclusive Trademarks shall mean all trademark rights in the Territory in the mark "Transfersome" which are Controlled by the IDEA Group during the term of this Agreement, including without limitation the registrations set forth in Schedule E.

1.56 NSAIDs shall mean the non-steroidal anti-inflammatory drugs within the class of non-steroidal-drug-like chemicals that have an anti-inflammatory (and possible analgesic and /or antipyretic) action, and inhibit cyclooxygenase activity, which include but are not limited to ketoprofen, ibuprofen, and diclofenac.

1.57 Patent Costs shall mean reasonably incurred out-of-pocket costs paid with respect to the prosecution and maintenance of Patent Rights in the Territory, including without limitation reasonable attorney fees, but excluding the costs of any interference, nullity action, invalidity or revocation action, opposition or other similar administrative proceeding brought by a third party or any member of the IDEA Group.

1.58 Patent Rights shall mean all patents, patent applications, utility models, design registrations and certificates of invention (including without limitation, all related continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, extensions, supplementary protection certificates, patents of additions and patents of importation).

1.59 Person shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.60 Product shall mean a Topical product or composition containing an NSAID.

1.61 Promotional Purposes shall have the meaning set forth in Section 3.2.

1.62 Registration shall mean a filing with a governmental authority for the purpose of obtaining consent from FDA to conduct clinical trials for a product or approval from FDA to commence making, using, and/or selling a product, including without limitation an NDA filing.

1.63 Regulatory Authority shall mean any applicable government regulatory authority involved in granting approvals for the testing, manufacturing, marketing, sale, distribution, reimbursement and/or pricing of a Licensed Product in the Territory, including the FDA.

1.64 Relevant Individuals shall mean the directors of IDEA, excluding directors who are members of the supervisory board of IDEA but who are not employees of IDEA, and the officers of IDEA and in addition the following individuals: [**].

1.65 Royalties shall have the meaning set forth in Section 3.3(a)(i).

1.66 Royalty Term shall have the meaning set forth in Section 3.5.

1.67 Sales, Marketing and Education Expenditures shall have the meaning set forth in Section 4.2.

1.68 Shared Domains shall have the meaning set forth in Section 12.11.

1.69 Shared Home Pages shall have the meaning set forth in Section 12.11.

1.70 Specified Studies shall mean the preclinical and clinical studies, the details of which are set forth in Schedule F.

1.71 Subsidiaries shall have the meaning set forth in the last sentence of Section 1.1.

1.72 TDT shall mean Targeted Delivery Technologies Limited (incorporated under the laws of Malta).

1.73 TDT Parent shall mean Targeted Delivery Technologies Holdings Limited (incorporated under the laws of Malta).

1.74 TDT License shall mean the license agreement between TDT and IDEA dated February 17, 2006 as amended by one agreement dated February 17, 2006 and another agreement dated July 2, 2007 (and excluding any other amendment thereof).

1.75 Territory shall mean the United States.

1.76 To the actual Knowledge of IDEA shall mean, with respect to any fact or matter, the actual knowledge of any of the Relevant Individuals after consultation with the IDEA Group's chief patent counsel [**] but without performing any other specific diligence.

1.77 Topical shall mean applied to the external surfaces of a human body.

1.78 Trademarks shall mean the Exclusive Trademarks and the Non-Exclusive Trademarks.

1.79 U.S. and United States shall mean the United States of America (including Puerto Rico) and its territories and possessions.

1.80 Valid shall mean, in relation to a claim of Patent Rights within an issued patent or pending patent application, that such claim (a) has not been held invalid by a non-appealed or un-appealable decision of a court or other appropriate body and competent jurisdiction and has not been admitted to be invalid through disclaimer or dedicated to the public and(b) has not expired, become unenforceable, been cancelled, withdrawn, abandoned or, in the case of a patent application, been pending for more than seven (7) years.

1.81 Warranty End Date shall have the meaning set forth in Section 11.3(b)(ii).

1.82 Web Sites shall have the meaning set forth in Section 12.11.

1.83 Construction. In construing this Agreement, unless expressly specified otherwise;

(a) references to Sections and Schedules are to sections of, and schedules to, this agreement;

(b) use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c) any reference to a "day" shall mean a period of 24 hours running from midnight to midnight;

(d) headings and titles are for convenience only and do not affect the interpretation of this agreement; and

(e) any list or examples following the word "including" shall be interpreted without limitation to the generality of the preceding words.

1.84 Status of Schedules. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

ARTICLE 2 - GRANT OF RIGHTS

2.1 License Grant. Subject to the terms and conditions hereof, IDEA hereby grants to ALPHARMA (a) an exclusive (even as to IDEA (but subject to IDEA's retained right to engage in the activities set forth in the final sentence of Section 2.3.1)) license, with the right to grant sublicenses subject to the terms hereof, under the Licensed Technology to make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Field in the Territory, (b) a nonexclusive license, with the right to grant sublicenses subject to the terms hereof, under the Licensed Ancillary IPR to make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Field in the Territory, and (c) a non-exclusive license, with the right to grant sublicenses subject to the terms hereof, under the Licensed Technology and the Licensed Ancillary IPR, to develop, conduct clinical trials of and manufacture Licensed Products in the Field outside the Territory for the purpose of developing or manufacturing such Licensed Products for sale, use or distribution solely in the Territory (and for manufacturing such Licensed Products for use in clinical trials conducted outside the Territory). At the end of the Royalty Term in respect of a Licensed Product, the foregoing licenses shall become royalty-free, fully paid up, perpetual and irrevocable licenses as to such Licensed Product in the Field, with no additional payments and no Royalties due hereunder (other than amounts previously accrued prior to the end of the Royalty Term). For the avoidance of doubt, Affiliates of ALPHARMA to which a sublicense is granted under Section 2.2 (which sublicenses shall be granted in writing by ALPHARMA) shall be regarded as "sublicensees" of ALPHARMA for the purposes of this Agreement. ALPHARMA shall provide to IDEA a copy of each sublicense promptly (and in any event within 30 days) after entering into it. ALPHARMA shall include in the terms of any sublicense, among other terms, recordkeeping obligations and a right of audit, of which IDEA shall have the benefit, which are substantially similar to Section 3.8.

2.2 Sublicenses. The terms of any sublicense shall be consistent with all of the relevant terms and provisions of this Agreement (including without limitation with respect to confidentiality) and ALPHARMA agrees to use commercially reasonable efforts to enforce the compliance of each sublicensee with the terms of any sublicense requiring compliance with the relevant terms and provisions of this Agreement; provided that, if IDEA requests that ALPHARMA enforce such terms against a sublicensee that IDEA believes is not in compliance therewith and ALPHARMA determines that such enforcement is not advisable, then ALPHARMA shall notify IDEA of such determination and thereafter IDEA may require ALPHARMA to enforce such terms against such sublicensee; provided further that if IDEA requires enforcement by ALPHARMA pursuant to the preceding proviso, IDEA shall indemnify and hold ALPHARMA harmless from and against any and all Damages arising out of or resulting from such enforcement, including from any counterclaim asserted by the sublicensee in relation thereto.

2.3 Restrictions on Sale or License.

2.3.1 Restrictions on IDEA. Except as may otherwise be permitted herein, during the term hereof, IDEA shall not and shall cause its Affiliates not to, directly or indirectly, including without limitation through the use of one or more agents or Persons with whom IDEA and/or its Affiliates are in privity of contract:

(a) sell, distribute or otherwise dispose of; or

(b) grant any license or other right to any entity other than ALPHARMA and its sublicensees to sell, distribute or otherwise dispose of,

Licensed Products in the Field to any Person in the Territory, or knowingly to any Person for importation into the Territory. Notwithstanding the foregoing, IDEA has the right to develop, conduct clinical trials of and manufacture Licensed Products in the Field in the Territory for the sole purpose of developing or manufacturing such Licensed Products for (x) sale, use or distribution solely outside the Territory (and for manufacturing such Licensed Products in the Field for use in clinical trials conducted inside the Territory) and (y) in connection with any work performed by it pursuant to Section 5.1.

2.3.2 Restrictions on ALPHARMA. During the term hereof, except as explicitly permitted under the licenses granted in Section 2.1, ALPHARMA shall not and shall cause its Affiliates not to, directly or indirectly, including without limitation through the use of one or more agents or Persons with whom ALPHARMA and/or its Affiliates are in privity of contract:

(a) sell, distribute or otherwise dispose of; or

(b) grant any license or other right to any entity other than IDEA and its sublicensees to sell, distribute or otherwise dispose of,

Licensed Products in the Field to any Person outside the Territory, or knowingly to any Person for importation into countries outside the Territory.

2.4 Treatment of [**]. During the term of this Agreement, ALPHARMA shall not, and shall cause each of its Affiliates and sublicensees in respect of Licensed Products in the Field not to, itself or through any Affiliate, agent or contractor:

(a) conduct, enter into any agreement to conduct or enter into any agreement to obtain the benefit of any previously conducted human clinical trial of a [**]; or

(b) advertise, market or promote any [**].

2.5 Improper Activities of TDT. In the TDT License the definition of "Licensed Product" excludes "Products" that fail a specified "Test Method" and are therefore not "Dermatological" for the purposes of the TDT License. If TDT or any of its Affiliates or sublicensees sells or markets such a "Licensed Product" that is not "Dermatological" in the Territory, IDEA shall promptly enforce the TDT License to prevent such breach by TDT (or any such Affiliate or sublicensee) upon request by ALPHARMA (including without limitation by causing TDT or the applicable Affiliate or sublicensee to cease to sell or market any "non-Dermatological" Product sold or marketed by TDT, its Affiliates or its sublicensees).

ARTICLE 3 - PAYMENTS AND WARRANTS

3.1 Upfront Consideration. In consideration of the grant by IDEA of the licenses set forth in Section 2.1, ALPHARMA shall within [**] calendar days after the Effective Date (a) pay IDEA a non-refundable, non-creditable license fee of sixty million US dollars (US$60,000,000), and (b) cause ALPHARMA Parent to issue to IDEA a Phase III Milestone Warrant in the form attached to this Agreement as Schedule G and (c) cause ALPHARMA Parent to issue to IDEA an Approval Warrant in the form attached to this Agreement as Schedule H. In addition, on the date on which ALPHARMA Parent issues to IDEA the Phase III Milestone Warrant and the Approval Warrant, ALPHARMA Parent and IDEA shall execute and deliver a Registration Rights Agreement in the form attached to this Agreement as Schedule I.

3.2 Milestone Payments. In consideration of the grant by IDEA of the licenses set forth in Section 2.1, ALPHARMA shall make the following non-refundable, non-creditable milestone payments to IDEA, each of which shall be payable only once regardless of how many clinical trials are conducted, how many Licensed Products are developed or how many patents issue, upon the achievement of the corresponding milestones set forth below:

Milestone	Milestone Payment
Initial [**] Milestone: Achievement of safety results in both [**] study [**], and [**] study [**], that, in Alpharma's reasonable judgment, [**]	US$[**]

Advancement Milestone: Satisfaction of the conditions set forth in either clause (a) or clause (b) below:
either (i) written acceptance by [**] under [**] and the [**] or (ii) [**] on the [**], and such [**] have been submitted to [**]; or
(b) if on or after [**], ALPHARMA and IDEA have mutually agreed (acting reasonably) on the [**], based on the belief that such [**] will be acceptable to [**].

US$[**]
3. Patent [**] Milestone: The later to occur of (a) the achievement of the [**] and (b) issuance of a United States Patent: (i) with claims [**], and (ii) that provides [**].	US$[**]
4. Approval of Diractin in the United States.

US$45,000,000 if the primary efficacy endpoint (as described for "TRIAL 2" in Schedule F) of the Five Arm Phase 3 Clinical Trial is not achieved with statistical significance in accordance with the trial protocol

OR

US$65,000,000 if the primary efficacy endpoint (as described for "TRIAL 2" in Schedule F) of the Five Arm Phase 3 Clinical Trial is achieved with statistical significance in accordance with the trial protocol

Each milestone payment shall be deemed earned as of the achievement of the corresponding milestone and shall be paid by ALPHARMA within [**] days after ALPHARMA is notified by IDEA of or otherwise learns of the achievement of such milestone. If either Party believes that a milestone has been achieved, it will so notify the other Party promptly in writing.

In addition to the milestone payments set forth above in this Section 3.2, if ALPHARMA or any of its Affiliates or sublicensees uses data from the Celebrex Comparator Sub-Study for any Promotional Purpose (as defined below), then, subject to the immediately following sentence, ALPHARMA shall pay to IDEA a one-time payment of [**] U.S. dollars (US $[**]) (the "Celebrex Comparator Data Post-Use Payment") within [**] days after such use. Notwithstanding the immediately preceding sentence, (a) ALPHARMA and its Affiliates and sublicensees shall be entitled to use any and all data and other information from the Celebrex Comparator Sub-Study for any and all purposes other than Promotional Purposes and ALPHARMA shall not have any payment obligation to IDEA in respect of any such use of data or other information permitted by this clause (a), and (b) ALPHARMA shall have the option, exercisable at any time prior to the earlier of use for Promotional Purposes by ALPHARMA or its Affiliates or sublicensees of data from the Celebrex Comparator Sub-Study or [**] days after IDEA has delivered to ALPHARMA the final study report, including the final data package, from the Celebrex Comparator Sub-Study, of purchasing the right to use any and all data and information from the Celebrex Comparator Sub-Study by paying IDEA a one-time payment of [**] U.S. dollars (US $[**]) (the "Celebrex Comparator Data Option Payment").  ALPHARMA shall be deemed to have exercised such option and purchased the right to use such data for any and all purposes by giving notice of exercise to IDEA and making payment of the Celebrex Comparator Data Option Payment to IDEA. If ALPHARMA is required to pay, or elects to pay, to IDEA either the Celebrex Comparator Data Post-Use Payment or the Celebrex Comparator Data Option Payment, then ALPHARMA and its Affiliates and sublicensees shall have the right to use any and all data and information from the Celebrex Comparator Sub-Study for any and all purposes, including Promotional Purposes, with no further financial obligation to IDEA in respect of such use.

"Promotional Purposes" shall mean use of data from the Celebrex Comparator Sub-Study under the following circumstances:  (i) the results of the Celebrex Comparator Sub-Study have demonstrated [**] study) and (ii) ALPHARMA takes affirmative steps either (A) to use such positive results to obtain Approval for Diractin or to obtain an improved label for Diractin, as demonstrated by ALPHARMA providing FDA with statistical analyses of such positive results to obtain such Approval or improved label beyond providing such statistical analyses as are required by applicable law or regulation applicable to the submission of data to FDA in support of an NDA or as are reasonably required to respond to any request made by FDA without prompting by ALPHARMA or (B) to use such positive results to promote Diractin, as demonstrated by any promotional use of such positive results that is not required by applicable law or regulation; provided that IDEA shall have the burden of proving the existence of the circumstances set forth in the foregoing clauses (i) and (ii).  Notwithstanding the foregoing, use for any purpose by ALPHARMA of [**]) from the Celebrex Comparator Sub-Study and use for any purpose by ALPHARMA of data regarding the maintenance of treatment effect after discontinuation of use for Diractin (i.e., such maintenance of treatment effect data for Diractin [**]) from the Celebrex Comparator Sub-Study, in each case shall not constitute use for Promotional Purposes.

3.3 Royalties. Subject to the provisions of Sections 3.4 and 3.6:

(a) (i)  Net Sales. ALPHARMA shall pay to IDEA Royalties on Annual Sales Volume of Licensed Products (the "Royalties") as set forth in this Section 3.3(a)(i). After each Calendar Quarter, Royalties due based on Net Sales during such Calendar Quarter shall be calculated as follows:

[**], where

QRP = the quarterly Royalties due for such Calendar Quarter based on Net Sales in the United States for such Calendar Quarter;

ABRR = the applicable [**] royalty rate, calculated as set forth below;

[**]; and

[**].

The ABRR is calculated as follows based on the following royalty rate tiers:
Portion of annualized* cumulative Net Sales during the applicable Calendar Year through the end of the applicable Calendar Quarter (US dollars)	Incremental royalty rate applicable to such portion
Above US$0 up to US$[**]	[**]%
Above US$[**] up to US$[**]	[**]%
Above US$[**] up to US$[**]	[**]%
Above US$[**] up to US$[**]	[**]%
Above US$[**]	[**]%

*If sales of Licensed Products commence or end in a period that is not a full Calendar Year, the annualized cumulative Net Sales for the Calendar Year that includes such period for the purposes of the above table shall be adjusted by multiplying such annualized cumulative Net Sales for the Calendar Year by a fraction the numerator of which is 365 and the denominator of which is the total number of days in the period. For example if such a period commences on February 12, all annualized amounts for the Calendar Year shall be multiplied by 365 divided by (365 - 43) = 1.13354.

The ABRR is determined by taking the weighted average (by portion of Net Sales) of the incremental royalty rates applicable to Net Sales, as set forth in the table above.

For example, if, through the end of the first Calendar Quarter of a given Calendar Year, Annual Sales Volume was US$[**], and through the end of the second Calendar Quarter of such Calendar Year, Annual Sales Volume was US$[**], then the ABRR for such first Calendar Quarter would be [**]% (determined by [**], as set forth in the table above) and the ABRR for such second Calendar Quarter would be [**] applicable to the first US$[**] in Net Sales for a Calendar Year, as set forth in the table above). Therefore, the quarterly royalty payable by ALPHARMA to IDEA for Net Sales during the first Calendar Quarter would be [**]% of US$[**], and the quarterly royalty payable by ALPHARMA to IDEA for Net Sales during the second Calendar Quarter would be (([**].

Notwithstanding the foregoing, IDEA shall not be obligated to [**] if, due to [**], the calculations of the Royalty due for Net Sales during the subsequent Calendar Quarters as set forth above yield a [**] (i.e., in such event, ALPHARMA's Royalty obligation for such subsequent Calendar Quarter(s) shall be US$[**]), provided that if, due to a [**], ALPHARMA pays more in aggregate quarterly Royalty payments for any Calendar Year than the annual Royalty amount calculated by multiplying the ABRR for such Calendar Year by the CANS for such Calendar Year, ALPHARMA shall be entitled to offset such overpayment amount as set forth in Section 3.11 as if such overpayment amount were an amount owed by IDEA to ALPHARMA under this Agreement.

(ii) Limitation on [**] Royalty Rate. During each of the first [**] Calendar Years beginning with the Calendar Year in which the First Commercial Sale of the first Licensed Product sold in the Territory occurs, unless Net Sales have materially declined in such Calendar Year due to External Factors (which ALPHARMA shall bear the burden of proof of demonstrating), the ABRR for such Calendar Year shall be deemed to be the [**] (a) the actual ABRR for such Calendar Year, as determined in accordance with Section 3.3(a)(I) or (b) [**] during such Royalty Term. If this Section 3.3(a)(ii) is applicable and such deemed ABRR for a Calendar Year is greater than the actual ABRR for such Calendar Year, then the quarterly Royalty due from ALPHARMA to IDEA for the [**] Calendar Quarter of such Calendar Year pursuant to Section 3.3(a)(I) shall be calculated using such deemed ABRR. If for any Calendar Year the provisions of this Section 3.3(a)(ii) have not applied as a result of the External Factors, then the ABRR adjustment of this Section 3.3(a)(ii) shall nonetheless apply to future Calendar Years within the [**] Calendar Years specified above unless the Net Sales again materially decline in such Calendar Year due to External Factors; provided, however, that, in such event, for the purposes of clause (b) of the first sentence of this Section 3.3(a)(ii), only prior Calendar Years beginning with the most recent Calendar Year in which the External Factors applied shall be considered. If the Parties do not agree that External Factors are applicable to a particular Calendar Year, the matter shall be resolved by arbitration pursuant to Section 14.10.

(iii) Royalty Structure. The parties have structured the Royalties to account for the value of Diractin in light of the value to ALPHARMA of the access to technology, clinical trial data, the IND, and other valuable Know-How provided to ALPHARMA hereunder and its rights to develop and exploit Improvements. The Parties acknowledge that these Royalty arrangements are for their mutual convenience and that the Parties arrived at such arrangements after carefully exploring alternative means.

(b) No double counting. For the avoidance of doubt, the obligation to pay Royalties shall apply only once with respect to the same unit of a Licensed Product. Sales of Licensed Products between ALPHARMA and its Affiliates or permitted sublicensees, or among such Affiliates and permitted sublicensees, shall not be subject to Royalties under this Section 3.3, but in such cases the Royalties shall be calculated on the Net Sales by such Affiliates or sublicensees to a third party

3.4 Royalty Reduction. Notwithstanding the provisions of Section 3.3:

(a) Generic Competition. If there is Generic Competition (as hereinafter defined) in the Territory with respect to a Licensed Product for a Calendar Quarter, then the royalty rate for such Licensed Product according to Section 3.3 for such Calendar Quarter shall be reduced to [**] percent ([**]%) of Net Sales. The term "Generic Competition" shall mean that one or more Generic Products are available in the Territory with respect to a Licensed Product and that the unit sales of Generic Product(s) exceed [**]% of the total unit sales of the Licensed Product and all Generic Products.

(b) Patent Expiry. Unless Section 3.4(a) is applicable, if in the Territory no Licensed Patent Rights with Valid claims cover a Licensed Product, then (i) Section 3.3(a)(ii) shall not apply with respect to such Licensed Product (but shall continue to apply with respect to all other Licensed Products except for any such other Licensed Products as to which this Section 3.4(b) also applies), and (ii) the royalty rate according to Section 3.3 shall be reduced for Net Sales of such Licensed Product to [**] percent ([**]%) of the royalty rate otherwise applicable under Section 3.3.

3.5 Royalty Term. The Royalties shall be paid on a Licensed Product-by-Licensed Product basis on each Licensed Product until the later of (i) the expiration of all Licensed Patent Rights in the Territory that cover such Licensed Product, or (ii) 2029 (the "Royalty Term").

3.6 Third Party Patents. In the event IDEA or ALPHARMA receive notice or otherwise become aware of any facts that ALPHARMA's (or any of its Affiliates' or sublicensees') making, having made, using, offering for sale, selling or importing a Licensed Product in the Field in accordance with this Agreement infringes, may infringe or is alleged by a third party to infringe any third party Patent Rights (including any patent application that would be infringed if issued as a patent), the Party becoming aware of same shall promptly notify the other. ALPHARMA (or its relevant Affiliate or sublicensee) shall have the right to negotiate with said third party for such license of the third party Patent Rights as shall be necessary or prudent to avoid such infringement or potential infringement and to defend and settle any action based on infringement or potential infringement of such third party Patent Rights. ALPHARMA shall be entitled to deduct [**] percent ([**]%) of any amounts that ALPHARMA (or its relevant Affiliate or sublicensee) pays or incurs with respect to such third party Patent Rights, including infringement damages, costs and expenses resulting from any such infringement or potential infringement, attorney fees incurred in defending or settling any dispute regarding such infringement or potential infringement or in negotiating a license to such third party Patent Rights, and license fees, milestone payments and/or Royalties paid in respect of such third party Patent Rights ("Required Third Party Payments") from milestone payments, Royalties and other amounts otherwise payable by ALPHARMA to IDEA hereunder (in each case after any other deduction or reduction which it is entitled to make pursuant to the other provisions of this Article 3). Any such deduction or portion thereof may be carried forward until fully offset against the milestone payments, Royalties and other amounts otherwise payable by ALPHARMA to IDEA hereunder. Prior to entering into any agreement or settlement that would require ALPHARMA (or its relevant Affiliate or sublicensee) to pay any Required Third Party Payment, ALPHARMA (or its relevant Affiliate or sublicensee) will consult with IDEA regarding the advisability and payment terms of the proposed agreement or settlement and consider in good faith any views expressed by IDEA with respect thereto; provided that ALPHARMA (or its relevant Affiliate or sublicensee) shall retain final decision-making authority with respect to whether and on what terms to enter into any such agreement or settlement.

3.7 Royalty Reports. ALPHARMA shall deliver to IDEA, within [**] days after the end of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale occurs, reasonably detailed written accountings of Net Sales of Licensed Products that are subject to Royalties due to IDEA for such calendar quarter. Such quarterly reports shall indicate gross sales on a product-by-product basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of Royalties (including offsets or reductions pursuant to Sections 3.3(a)(ii), 3.4 and 3.6). ALPHARMA shall deliver a report for each such Calendar Quarter even if no Royalties are payable. If, pursuant to Section 3.11, in any Calendar Quarter ALPHARMA sets off amounts such that the resulting amount of Royalties payable is [**], ALPHARMA shall state in its royalty report for that Calendar Quarter that the amount of Royalties due is [**] unless it is precluded by applicable law or regulations from doing so. When ALPHARMA delivers such accountings to IDEA, ALPHARMA shall pay all Royalties due under this Article 3 to IDEA for the Calendar Quarter. All payments made by ALPHARMA to IDEA pursuant to this Agreement shall be made by wire transfer to a bank or other institution designated in writing by IDEA from time to time. With respect to sales of products invoiced in United States Dollars, the sales and Royalties payable shall be expressed in United States Dollars. With respect to sales of products invoiced in a currency other than United States Dollars, the sales and Royalties payable shall be expressed in their United States Dollar equivalent, calculated in accordance with ALPHARMA's accounting practices (being consistent with US generally accepted accounting principles, consistently applied) on the last business day of the calendar quarter to which the Royalties report relates.

3.8 Royalty Records. ALPHARMA shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest five (5) years of sales to which Royalties attach. For the sole purpose of verifying Royalties payable to IDEA, IDEA shall have the right annually at IDEA's expense to retain an independent certified public accountant selected by IDEA and reasonably acceptable to ALPHARMA, to review such records in the location(s) where such records are maintained by ALPHARMA, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both IDEA and ALPHARMA. Any underpayment determined by such review shall promptly be paid (subject to the next sentence) by ALPHARMA; provided that any dispute arising out of any review conducted pursuant to this Section 3.8 and any other dispute arising out of ALPHARMA's payment obligations under this Agreement shall be resolved through binding arbitration in accordance with Section 14.10. Either Party may submit such dispute to such binding arbitration, and ALPHARMA shall not be required to pay any amount disputed by it until [**] days after the decision in such arbitration. If ALPHARMA has underpaid amounts due under this Agreement by more than five percent (5%) for any reporting period, ALPHARMA shall also reimburse IDEA for the cost of such review (with the cost of the review to be paid by IDEA in all other cases), plus interest at the interest rate set forth in Section 3.9, from the date of any such underpayment. If a review pursuant to this Section 3.8 reflects an overpayment of Royalties to IDEA, the amount of such overpayment shall be credited against future Royalties owed by ALPHARMA to IDEA.

3.9 Interest. ALPHARMA shall pay interest to IDEA on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the annualized U.S. Dollar one month London Interbank Offering Rate ("LIBOR") plus [**] percent ([**]%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent and compounded monthly.

3.10 Prohibited Transfers. In the event that, by reason of applicable laws or regulations in any country, it becomes illegal for ALPHARMA or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, Royalties or other payments to IDEA, such Royalties or other payments shall be deposited in local currency in the relevant country to the credit of IDEA in a recognized banking institution designated by IDEA or, if none is designated by IDEA within a period of [**] days, in a recognized banking institution selected by ALPHARMA or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to IDEA.

3.11 ALPHARMA's Right to Set Off. ALPHARMA may set off against any amounts owed to IDEA under this Agreement (including without limitation Royalties and milestone payments) any amounts owed to ALPHARMA, any of its Affiliates, or ALPHARMA's or its Affiliates' respective directors, officers, agents or employees, under this Agreement (including without limitation any amounts owed as a result of a breach of this Agreement). Notwithstanding the foregoing, ALPHARMA may not set off against Royalties due to IDEA in respect of Net Sales made after the Warranty End Date as to any claim under Section 11.3(a)(i) other than any such claim that is exempted from the limitations of Section 11.3(b) pursuant to Section 11.3(c). In addition, the limitations set forth in Sections 11.3(b)(i) and 11.3(b)(ii) shall apply to any claim under Section 11.3(a)(i), other than any such claim that is exempted from the limitations of Section 11.3(b) pursuant to Section 11.3(c), as to which ALPHARMA exercises its right of set-off pursuant to this Section 3.11. ALPHARMA shall give IDEA prompt notice in writing of any exercise by ALPHARMA of its setoff right pursuant to this Section 3.11 (which notice shall include a description of ALPHARMA's basis for exercising its setoff right). If IDEA disputes such setoff by ALPHARMA, it shall so notify ALPHARMA in writing within [**] days after the notice from ALPHARMA, which notice shall include a statement by IDEA of the amount that IDEA claims ALPHARMA has inappropriately setoff, or shall be deemed to have accepted such setoff. If IDEA timely gives such a dispute notice, ALPHARMA shall promptly deposit the amount that IDEA has claimed was inappropriately setoff in an escrow account with an unrelated bank and shall initiate an arbitration as to such dispute pursuant to Section 14.10 within [**] days after the date IDEA gave the dispute notice. If ALPHARMA fails to so initiate an arbitration within such [**] day period, it shall immediately pay the amount so set off to IDEA. The escrow arrangement with the bank shall provide that the amount held in escrow, plus any interest earned thereon, shall be distributed as determined by the Section 14.10 arbitral tribunal.

3.12 No Withholding. ALPHARMA will make all payments to IDEA under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required under applicable law or regulation; provided, however, that ALPHARMA shall not be permitted to withhold taxes imposed by any taxing authority to the extent that the obligation to withhold arises from ALPHARMA's failure to comply with the requirements specified in Schedule J.

3.13 Withheld Amounts. Any tax permitted to be withheld pursuant to Section 3.12 from amounts payable under this Agreement will promptly be paid by ALPHARMA on behalf of IDEA to the appropriate governmental authority, and ALPHARMA will furnish IDEA with proof of payment of such tax. The amount of any such tax withheld shall be treated for all purposes of this Agreement as having been paid by ALPHARMA to IDEA and any such tax required to be withheld will be an expense of and borne by IDEA.

3.14 Cooperation to Reduce Withholdings. ALPHARMA and IDEA will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either party to secure a reduction in the rate of, or the elimination of, applicable withholding taxes, and shall otherwise cooperate to reduce the rate of, or eliminate, applicable withholding taxes.

3.15 Tax Indemnification by IDEA. Notwithstanding anything in this Agreement to the contrary (except Section 3.16), if a taxing authority imposes withholding taxes, or penalties or interest with respect to withholding taxes, in connection with any payment made to IDEA under this Agreement, and such taxes, penalties or interest are assessed against ALPHARMA or any of its Affiliates, then IDEA will indemnify and hold harmless ALPHARMA and any such Affiliate from and against such taxes, penalties and interest and any other Damages related thereto. Payment on this indemnification shall be made within [**] days from the date ALPHARMA makes a written demand therefor.

3.16 Exception to Tax Indemnification by IDEA. IDEA shall have no obligation to indemnify or hold harmless ALPHARMA from or against any taxes, penalties or interest referred to in Section 3.15 to the extent that such taxes, penalties or interest are imposed by any taxing authority as a result of ALPHARMA's failure to comply with the requirements set forth on Schedule J.

3.17 Tax Indemnification by ALPHARMA. It shall not constitute a breach of this Agreement by ALPHARMA if ALPHARMA fails to comply with the requirements specified in Schedule J; provided, however, that ALPHARMA will indemnify and hold harmless IDEA from and against any withholding taxes, or penalties or interest with respect to withholding taxes, to the extent that such taxes, penalties or interest are imposed on IDEA by any taxing authority with respect to any payment made to IDEA under this Agreement as a result of such failure, and any other Damages related to such withholding taxes, penalties or interest. Payment on this indemnification shall be made within [**] days from the date IDEA makes a written demand therefor.

3.18 Withholding of Tax on Guarantor Payments. If ALPHARMA Parent makes a payment to IDEA pursuant to the Guarantee as a result of IDEA enforcing its rights under the Guarantee in respect of a payment obligation under this Agreement after first seeking to obtain performance of such payment obligation by ALPHARMA and ALPHARMA breaching such payment obligation and failing to cure such breach within ninety (90) days of IDEA giving ALPHARMA written notice of such breach, then ALPHARMA Parent will make such payment to IDEA without deduction or withholding for taxes imposed by the United States (or any political subdivision thereof). For the avoidance of doubt, all other payments made by ALPHARMA Parent to IDEA under this Agreement shall be treated, for purposes of Sections 3.12 through 3.17 as made by ALPHARMA.

3.19 Confidentiality obligations regarding IDEA's tax matters.

(a) All information to the extent disclosed by IDEA to ALPHARMA regarding the entities that will receive Royalties and other payments hereunder, IDEA's plans to assign its rights hereunder and IDEA's tax affairs generally ("Confidential IDEA Tax Matters") shall be maintained confidential and shall not be disclosed to any person, federal, state or local tax authority or other governmental authority or agency without IDEA's written consent, provided that nothing herein shall prevent the disclosure of Confidential IDEA Tax Matters that ALPHARMA is obligated to disclose in order to comply with applicable law.

(b) If ALPHARMA receives a request or demand from any tax authority to disclose Confidential IDEA Tax Matters, ALPHARMA shall promptly notify IDEA to the extent permitted by law and shall reasonably cooperate with IDEA to preserve the confidentiality of the Confidential IDEA Tax Matters to the extent not subject to the proviso in Section 3.19(a).

(c) The last paragraph of Section 6.2 hereof shall apply to Confidential IDEA Tax Matters mutatis mutandis.

ARTICLE 4 - COMMERCIAL DILIGENCE

4.1 Pre-commercialization Diligence. Subject to IDEA's performance of IDEA's obligations under Section 5.1 of this Agreement, ALPHARMA shall from the Effective Date until receipt of a first Approval of a Licensed Product in the Territory spend at least the amounts set forth below on pre-commercialization activities in the Territory, including internal and external costs incurred for such activities but excluding general and administrative overhead for such activities ("Market Development Expenditures").

Period	Market Development Expenditures
2008	US$[**]
From the filing with the FDA of an NDA for a Licensed Product until Approval of the NDA	US$[**]

If ALPHARMA incurs Market Development Expenditures in any period in excess of the Market Development Expenditures obligation for such period, the amount of any such excess shall, at ALPHARMA's option, be credited against ALPHARMA's Market Development Expenditures obligation for any subsequent period or for any Sales, Marketing and Education Expenditures obligation for any period (at ALPHARMA's option).

4.2 Post-Launch Diligence. ALPHARMA shall undertake Commercially Reasonable Efforts to commercialize a Licensed Product in the Territory. ALPHARMA shall, during the four (4) consecutive periods set out in the table below commencing [**] months prior to the anticipated First Commercial Sale of a Licensed Product in the Territory, spend at least the amounts set forth below on (x) marketing and medical education expenses and (y) sales expenses (exclusive of any general or administrative overhead except as specified below) with respect to Licensed Products in the Territory, including internal and external costs ("Sales, Marketing and Education Expenditures").

Period	Sales, Marketing and Education Expenditures in US$ millions
1st period (which shall be the 14 months following the date [**] months prior to the anticipated First Commercial Sale of a Licensed Product in the Territory)	[**]
2nd period (which shall be the ensuing 12 months)	[**]
3rd period (which shall be the ensuing 12 months)	[**]
4th period (which shall be the ensuing 12 months)	[**]

For this purpose, marketing and medical education expenses will include all costs and expenses for marketing, advertising and promotion, samples and promotional materials, managed markets, trade relations, medical science liaisons, scientific communications, medical affairs, information and education and Phase 4 clinical trials, and sales expenses will include all costs and expenses of detailing, sales management, sales operations and sales training. Sales, Marketing and Education Expenditures shall not include discounts given on Commercial Sales of Licensed Products to the extent the amounts of such discounts either are not included in the gross invoiced amounts for purposes of determining Net Sales or are included in such gross invoiced amounts but subsequently deducted in determining Net Sales. For each of the periods specified in the above table, marketing and medical education expenses (as defined in the second previous sentence) shall comprise at least [**]% of ALPHARMA's Sales, Marketing and Education Expenditures and sales expenses shall comprise the balance of ALPHARMA's Sales, Marketing and Education Expenditures. In addition, for the first [**] years following the First Commercial Sale of the first Licensed Product sold in the Territory, at least [**]% of the portion of ALPHARMA's sales expenses which comprise its sales force expenses will be allocated to [**] details of such Licensed Product. Sales, Marketing and Education Expenditures incurred by ALPHARMA prior to the commencement of the 1st period (which shall not include the required Market Development Expenditures of $[**]) shall be treated as satisfying ALPHARMA's 1st period Sales, Marketing and Education Expenditures obligation. If ALPHARMA incurs Sales, Marketing and Education Expenditures for any of the first [**] periods in excess of the Sales, Marketing and Education Expenditures obligation for such period, the amount of any such excess shall, at ALPHARMA's option, be credited against ALPHARMA's Sales, Marketing and Education Expenditures obligation in any subsequent period.

Notwithstanding the foregoing, at any time and from time to time beginning with the filing of an NDA covering the first Licensed Product sold in the Territory and not more than once every twelve (12) months thereafter, either Party may request the Market Consultant (as defined below) to prepare (at the requesting Party's sole cost and expense) an assessment of the U.S. market potential of the first Licensed Product sold in the Territory (a "New MPA") which will consist of two components as follows:

(a) an assessment of such market potential for any period (whether 1st, 2nd, 3rd or 4th) in the above table that has not yet been completed (the "Covered Period") based on the assumptions set forth on Schedule K (the "Base Case"); and

(b) an assessment of such market potential for the Covered Period based on the way or ways in which the actual facts that are in effect on the date that the requesting Party requests that the New MPA be prepared differ from the assumptions of the Base Case (the "Actual Case").

If for any such period, the ex-factory retail channel sales projection for the Actual Case varies from such sales projection for the Base Case by more than [**] percent ([**]%), then ALPHARMA's Sales, Marketing and Education Expenditure obligation as set forth in the table above (the "Specified ME Obligation") for the applicable period will be adjusted by multiplying the Specified ME Obligation for such period by a fraction the numerator of which is the ex-factory retail channel sales projection for the Actual Case and the denominator of which is such sales projection for the Base Case; provided, however, that in no event will the Specified ME Obligation for any period be increased or decreased by more than [**] percent ([**]%).

The Market Consultant shall be [**] unless for any reason [**] is unwilling or unable to so serve. If the Market Consultant is [**], then the Party requesting the New MPA shall request that the same [**] personnel who prepared the prior market potential assessment for Diractin, if available, prepare the requested New MPA. In such event, the Market Consultant shall be [**]. If [**] also is unwilling or unable to so serve, the Market Consultant shall be another firm jointly agreed to by the Parties within [**] days after one Party requests that the other Party so agree. If the Parties are not able to so agree within such [**]-day period, the Market Consultant shall be a firm with expertise in assessing the market for pharmaceutical products in the US selected by the LCIA (as defined in Section 14.10), or by the New York, New York office of the American Arbitration Association if the LCIA declines to select such a firm, upon application of either Party.

For the purposes of Section 4.1 and this Section 4.2, amounts expended by any Affiliate or sublicensee of ALPHARMA that qualify as Market Development Expenditures or Sales, Marketing and Education Expenditures shall be treated as having been expended by ALPHARMA.

Notwithstanding the foregoing provisions of this Section 4.2 and the provisions of Section 3.3(a)(ii), during the periods for which ALPHARMA has Sales, Marketing and Education Expenditure obligations pursuant to this Section 4.2, ALPHARMA shall not be entitled to a reduction in such Sales, Marketing and Education Expenditure obligations or in any relief from the limitations on Royalty reductions in Section 3.3(a)(ii) based on External Factors for any period in which ALPHARMA is marketing any Product, other than a patch Product or a Licensed Product, in the Field in the Territory, unless the factors otherwise entitling ALPHARMA to a reduction in such Sales, Marketing and Education Expenditure obligations or the External Factors otherwise entitling ALPHARMA to relief from the limitations on Royalty reductions in Section 3.3(a)(ii) do not also adversely affect such other Product that ALPHARMA is marketing in the Field in the Territory, which absence of adverse affect on such other Product ALPHARMA shall have the burden of proving.

4.3 Remedy for Lack of Diligence. For any period specified in Sections 4.1 and 4.2, if ALPHARMA fails to spend the required amount as specified in Sections 4.1 and 4.2, ALPHARMA's sole and exclusive liability and IDEA's sole and exclusive remedy for such failure shall be that ALPHARMA shall pay to IDEA the excess of the required amount over the amount actually spent within [**] days of receiving a written demand therefor or, if earlier, within [**] days of ALPHARMA's determination that it failed to spend such required amounts.

4.4 Satisfaction of Diligence Obligations. As to the periods specified in Sections 4.1 and 4.2, ALPHARMA's satisfaction of its spending obligations under Sections 4.1, 4.2 and 4.3 shall be deemed to fully satisfy any and all obligations that ALPHARMA has under this Agreement to use Commercially Reasonable Efforts to commercialize a Licensed Product. If ALPHARMA does not satisfy its obligations as provided in Sections 4.1 and 4.2 (either by meeting the spending obligations specified therein or making the payment specified in Section 4.3), such failure shall constitute a breach of this Agreement. For any period not covered by Section 4.1 or 4.2, IDEA's sole and exclusive remedy for any failure of ALPHARMA to use Commercially Reasonable Efforts to commercialize a Licensed Product shall be termination pursuant to Section 10.5.

4.5 Diligence Reporting. Until the expiration of all Royalty Terms for all Licensed Products, ALPHARMA shall, at least once per Calendar Year, submit to IDEA a report in writing (i) setting forth the status of development, marketing and sales of Licensed Products and the development, marketing, sales and promotion activities undertaken by ALPHARMA and on its behalf during the last Calendar Year and (ii) evidencing compliance with the obligations set forth in Sections 4.1 and 4.2, including but not limited to compliance with its Market Development Expenditures and Sales, Marketing and Education Expenditures obligations. After the First Commercial Sale of a Licensed Product, such report shall also include a summary of ALPHARMA's commercialization plans for Licensed Products for the forthcoming Calendar Year

4.6 Diligence Records. ALPHARMA shall keep complete and accurate records of amounts expended by it pursuant to Sections 4.1 and 4.2 for five years after the end of the last period covered by Section 4.2. For the sole purpose of verifying such expenditures, IDEA shall have the right annually at IDEA's expense to retain an independent certified public accountant selected by IDEA and reasonably acceptable to ALPHARMA, to review records specifically relating to such expenditures in the location(s) where such records are held by ALPHARMA upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both IDEA and ALPHARMA. Any underspending determined by such review shall promptly be paid, if not previously paid by ALPHARMA pursuant to Section 4.3, (subject to the next sentence) by ALPHARMA to IDEA in satisfaction of ALPHARMA's obligations under Section 4.3; provided that any dispute arising out of any review conducted pursuant to this Section 4.6 and any other dispute arising out of ALPHARMA's obligations under Sections 4.1 and 4.2 shall be resolved through binding arbitration in accordance with Section 14.10. Either Party may submit such dispute to such binding arbitration and ALPHARMA shall not be required to pay any amount disputed by it until [**] days after the decision in such arbitration. If ALPHARMA is shown to have underspent pursuant to Section 4.1 or Section 4.2 (after giving effect to payments by ALPHARMA pursuant to Section 4.3) and such underspending exceeds five percent (5%) over any reporting period, ALPHARMA shall also reimburse IDEA for the cost of such review (with the cost of the review to be paid by IDEA in all other cases).

4.7 Product Launch. ALPHARMA will use Commercially Reasonable Efforts to commercially launch Diractin in the Territory as promptly as practicable following Approval and shall do so within [**] months after the date of such Approval unless it is unable to do so because of material supply chain problems; provided that if IDEA's representation in Section 9.2(l) is true and ALPHARMA has not commercially launched Diractin in the Territory within [**] months after the date of such Approval because of material supply chain problems, then ALPHARMA shall thereafter use its best efforts to promptly commercially launch Diractin in the Territory. IDEA's sole remedy for any breach by ALPHARMA of ALPHARMA's obligations set forth in the previous sentence shall be termination pursuant to Section 10.5.  In addition to the foregoing, ALPHARMA shall consult with IDEA within [**] days after the filing by ALPHARMA of an NDA for Diractin regarding ALPHARMA's plans for commercial manufacture and supply of Diractin, and shall in good faith consider any feedback provided by IDEA with respect to such commercial manufacture and supply plans.  ALPHARMA acknowledges that the foregoing consultation obligation is intended to provide IDEA with an opportunity to provide ALPHARMA with feedback regarding manufacture and supply planning that may be helpful in mitigating the risk of material supply chain problems causing a delay in the commercial launch of Diractin. In connection with such consultations, the Parties acknowledge that they will discuss and consider in good faith any modifications to the obligations set forth in this Section 4.7 that may be necessary or appropriate in view of any supply chain issues that arise.  Notwithstanding the foregoing but subject to ALPHARMA's obligation to use the efforts specified above in this Section 4.7 to commercially launch Diractin in the Territory as promptly as practicable following Approval, ALPHARMA shall retain final decision-making authority over its manufacture and supply planning for Diractin.

4.8 OTC Matters. The Parties agree that, subject to the following provisions of this Section 4.8, Licensed Products shall be used, sold, marketed and distributed in the Territory as prescription-only products. Notwithstanding the foregoing, if for a given Licensed Product:

(a) the FDA requires that such Licensed Product be available for sale in the over-the-counter ("OTC") market in the Territory; or

(b) Generic Competition exists or is reasonably expected within [**] months with respect to such Licensed Product in the Territory,

then ALPHARMA shall be free to seek Approval for the use, sale, marketing and distribution of such Licensed Product in the OTC market in the Territory. Except as otherwise permitted under the foregoing sentence of this Section 4.8, ALPHARMA agrees that it will not seek Approval for the use, sale, marketing and distribution of any Licensed Product in the OTC market without receiving the prior written consent of IDEA, which shall not be unreasonably withheld or delayed.

ARTICLE 5 - RESEARCH, DEVELOPMENT AND MANUFACTURE

5.1 with the descriptions therefor set forth in Schedule I. In carrying out the Specified Studies, IDEA shall, and shall obtain agreement from any third party contractors engaged by it to perform the Specified Studies to, perform all aspects of the Specified Studies in a good and professional manner, in accordance with cGCP and all laws and regulations applicable to studies the results of which are intended to be used to support NDAs in the Territory. IDEA shall use commercially reasonable efforts to complete the Specified Studies within the timeframes set forth in Schedule I (which timeframes shall start as to the Phase 3 clinical trials included in the Specified Studies on the date on which milestone 2 (as defined in Section 3.2) is achieved). If ALPHARMA requests a change to any such study from what is specified in Schedule I before the start of such study, IDEA shall use commercially reasonable efforts to implement such change as requested by ALPHARMA (unless IDEA reasonably believes that implementing such change would create an undue safety risk or otherwise constitute an unsound practice that could jeopardize the development of Licensed Products, in which case IDEA shall communicate such concerns to ALPHARMA and the Parties shall seek to find a reasonable manner for accomplishing the development objectives underlying the change request); provided that ALPHARMA shall be solely responsible for any increase in expense or time delay for the Specified Studies resulting from any change request made by ALPHARMA. ALPHARMA shall pay for any increase in cost or expense incurred by IDEA resulting from implementing a change requested by ALPHARMA within [**] days of receipt of a reasonably detailed invoice therefor from IDEA. IDEA shall not be required to accept any change proposed by ALPHARMA that materially increases the scope of any of the Specified Studies. In performing the Specified Studies, IDEA shall consult with ALPHARMA and shall keep ALPHARMA promptly informed on an ongoing basis regarding all aspects of the Specified Studies. IDEA will provide ALPHARMA promptly with a copy of all interim and final reports prepared by or on behalf of IDEA with respect to the Specified Studies. All such reports and other data and information resulting from or related to the Specified Studies shall belong to ALPHARMA and constitute Confidential Information of ALPHARMA for purposes of this Agreement and IDEA hereby assigns all of its right, title and interest therein to ALPHARMA. If IDEA is in breach of any of its obligations under this Section 5.1 and such breach remains uncured for [**] days after ALPHARMA gives written notice to IDEA of such breach, ALPHARMA shall have the right to step-in and take over the management and direction of the Specified Studies (including without limitation the right to manage and direct the activities of all third party contractors engaged to perform any aspects of the Specified Studies). IDEA shall cooperate, at its own expense, with the exercise of ALPHARMA's step-in right (including without limitation procuring the cooperation of its employees and contractors and providing all relevant information), and all costs and expenses of conducting the Specified Studies will remain IDEA's sole responsibility. IDEA will not be in breach of this Section 5.1 as a result of delays in meeting a timeframe set forth in Schedule I of less than [**] months so long as (notwithstanding that delay) IDEA is using commercially reasonable efforts to perform its obligations under this Section 5.1 in accordance with such timeframe.

5.2 Data Sharing and Regulatory Cooperation. IDEA shall assist ALPHARMA, as reasonably requested by ALPHARMA, in connection with any NDA filings or other regulatory matters or submissions relating to the Specified Studies in the Territory at ALPHARMA's cost (other than internal personnel costs of IDEA). ALPHARMA shall assist IDEA, as reasonably requested by IDEA, in connection with any regulatory approval application filings or other regulatory matters or submissions relating to the Specified Studies outside the Territory at IDEA's cost (other than internal personnel costs of ALPHARMA). The Parties each acknowledge that such assistance shall include, but not be limited to, the following, but is not expected to require significant expenditures of time or other resources:

(a) Right to Use Data. Each Party shall have the right to use the data and results of the Specified Studies for the development of Licensed Products in the case of ALPHARMA and its Affiliates and sublicensees or Products in the case of IDEA and its Affiliates and sublicensees (i.e., ALPHARMA shall have the right to use such data for the development of, and to seek Registrations and Approvals for, Licensed Products in accordance with this Agreement and IDEA shall have the right to use such data for the development of, and to seek Registrations and Approvals for, as well as to make, have made, use, sell, offer for sale, have sold and import Products in the exercise of IDEA's retained rights with respect to Products outside the Territory and Products that are not Licensed Products in the Territory).

(b) Right of Reference or Use. Each Party shall grant to the other Party a "Right of Reference or Use," as that term is defined in 21 C.F.R. Section 314.3(b), and any foreign equivalents, to any and all data and information relating to the Specified Studies or Licensed Products or Products, as the case may be, and necessary for such Party to submit a complete NDA for Licensed Products in the Territory in the case of ALPHARMA or outside the Territory in the case of IDEA, and each Party agrees to sign, and cause its Affiliates to sign, any instruments and take any actions reasonably requested by the other Party in order to effect such grant. Alternatively, at each Party's request, the other Party shall provide to the requesting Party complete copies of all documents, including without limitation pre-clinical and clinical databases (raw case report files and final study reports, pharmacology and toxicology reports, regulatory information, and such other information and data as is reasonably requested), documents related to pharmacology, toxicology, chemistry, manufacturing and controls, batch records, manufacturing information, analytical and quality control, as necessary for the requesting Party's submission of a complete NDA or foreign equivalent for any Licensed Product in the Territory in the case of ALPHARMA or outside the Territory in the case of IDEA.

(c) Use of Drug Master File. In addition, subject to Section 5.2(d), IDEA shall grant to ALPHARMA the full right to use and refer to any relevant Drug Master File, as that term is defined in 21 C.F.R. Section 314.420, and any foreign equivalents, for Licensed Products or any components thereof, and will provide a copy of the written authorization for such use and reference to ALPHARMA upon ALPHARMA's request.

(d) Limitation on Use Rights. Except as set forth in this Section 5.2 and Section 5.12 and notwithstanding anything in this Agreement to the contrary, neither Party shall have any right under this Agreement to use any data generated in studies conducted or funded by the other Party and commenced after the Effective Date.

5.3 Development Loan. At any time after January 1, [**] and prior to December 31, [**], IDEA may request from ALPHARMA, and ALPHARMA shall make, loans to IDEA totaling up to an aggregate principal amount outstanding at any one time of twenty million US dollars (US$20,000,000) so long as the aggregate principal amount borrowed from time to time does not exceed the aggregate expenditures previously made by IDEA in respect of the Specified Studies; provided that (i) IDEA shall give [**] days' notice of any drawdown it requests, and (ii) IDEA shall not be eligible for, and ALPHARMA shall not be required to make, any such loan after the milestone payments for the first and second milestones set forth in Section 3.2 have been paid to IDEA and IDEA shall repay the outstanding balance of any such loan (with interest thereon, as described below) immediately upon receipt of the second of such milestone payments (or, at ALPHARMA's option, ALPHARMA may withhold any such outstanding balance (with interest thereon, as described below) from the second of such milestone payments and apply such withheld amount to reduce such balance (and interest thereon). All outstanding loan amounts shall bear interest at an annual rate of annualized U.S. Dollar one month LIBOR + [**]%, compounded monthly. Such loans shall be with full recourse to IDEA and, if not due earlier, shall become due on December 31, [**]. From and after the date on which such loans become due, ALPHARMA shall have the right to withhold the outstanding balance of any such loan (including interest amounts) from any payment otherwise due from ALPHARMA to IDEA under this Agreement and apply such withheld amount to reduce such balance and interest thereon.

5.4 Coordination of Development Efforts. ALPHARMA and IDEA will discuss with each other their respective plans for the development of Products that are based, in whole or in part, on the Licensed Technology, within and outside the Territory, to the extent reasonably necessary or desirable to enable one another to express concerns regarding any potential adverse regulatory or safety impact of one Party's development of such Products on such Products being developed and/or commercialized by the other Party. Each Party shall in good faith consider any such regulatory or safety concerns expressed by the other Party.

5.5 Technology Transfer.

(a) Initial Assistance. From and after the Effective Date, IDEA shall, as requested by ALPHARMA, furnish ALPHARMA with copies of, and provide ALPHARMA with ongoing access to, all information or documentation in the Control of the IDEA Group relating to, or necessary or useful to exploit ALPHARMA's licenses under the Licensed Technology, which information and documentation includes, but is not limited to: (i) all Licensed Know-How, (ii) all other information necessary to manufacture, or useful in the manufacture of, any Licensed Product in the Field (including without limitation materials relating to process conditions, in process controls, analytic methodology and formulation), and (iii) all clinical and pre-clinical data, documentation and information relating to or that may be necessary or useful for Registration of any Licensed Product (including without limitation all pre-clinical and clinical databases, raw case report files and final study reports, toxicology reports, and other regulatory, scientific, safety and medical information). Until the second anniversary of the Effective Date, IDEA shall make available to ALPHARMA appropriate personnel of the IDEA Group (but not in excess of [**]% of one full-time equivalent employee), as reasonably requested by ALPHARMA from time to time, to assist in the effectuation of the technology transfer contemplated by this Section 5.5(a). For the avoidance of doubt, IDEA's obligations and ALPHARMA's rights under this Section 5.5(a) with respect to data, documentation and information generated in the Celebrex Comparator Sub-Study are subject to the terms and conditions set forth in Section 3.2,

(b) Improvements. IDEA shall continue to use commercially reasonable efforts to keep ALPHARMA informed of all technical data, developments and Improvements which relate to or would be useful in the practice of the Licensed Technology and Licensed Ancillary IPR in the Field until the earlier of: (a) the termination of this Agreement; or (b) the date of the First Commercial Sale of the first Licensed Product in the United States.

5.6 License to Improvements. Subject to the terms and conditions hereof, ALPHARMA hereby grants to IDEA a nonexclusive, royalty-free, perpetual license, with the right to grant sublicenses subject to the terms hereof, under the Improvements Controlled by ALPHARMA which are made at any time after the Effective Date but before the date of the First Commercial Sale of the first Licensed Product in the U.S., to make, have made, use, sell, offer for sale and import Products outside the Territory and to conduct clinical trials and manufacture Products within the Territory for the purpose of making, having made, using, selling, offering for sale and importing Products solely outside the Territory and to perform IDEA's obligations pursuant to Section 5.1.

5.7 Regulatory Information. The Parties will mutually provide each other with timely updates regarding material communications with the FDA and the relevant Regulatory Authority in any other country outside the Territory regarding Licensed Products to the extent legally permissible. Each Party shall provide the other Party with copies of material correspondence with the FDA and other Regulatory Authorities regarding the Licensed Products, regularly prepared minutes of material meetings with the FDA and other Regulatory Authorities regarding the Licensed Products and available material teleconference reports with the FDA and other Regulatory Authorities pertaining to the Licensed Products. Any information disclosed pursuant to this Section 5.7 shall be the Confidential Information of the disclosing party. Nothing in this Section 5.7 limits the provisions of Section 5.2(d).

5.8 Intellectual Property. Any Intellectual Property Rights owned or controlled by either Party prior to the Parties entering into this Agreement shall remain the property of such Party, subject only to the rights and licenses granted herein.

(a) IDEA Rights. Any Intellectual Property Rights that are first conceived and first reduced to practice during the term of this Agreement solely by personnel employed by or on behalf of IDEA or its Affiliates shall remain the property of IDEA, and to the extent applicable, shall be subject to the rights and licenses granted herein.

(b) ALPHARMA Rights. Any Intellectual Property Rights that are first conceived and first reduced to practice during the term of this Agreement solely by personnel employed by or on behalf of ALPHARMA or its Affiliates shall remain the property of ALPHARMA, and to the extent applicable, subject to the rights and licenses granted herein.

(c) Joint Rights. Any Intellectual Property Rights that are first conceived or first reduced to practice during the term of this Agreement by personnel employed by or on behalf of ALPHARMA and personnel employed on or behalf of IDEA (other than the Intellectual Property Rights described in Sections 5.8(a) and 5.8(b)) shall be the joint property of IDEA and ALPHARMA (and each Party will, at the other's request and cost, enter into confirmatory assignments from time to time in relation to specific rights to give effect to such joint ownership), subject to the rights and licenses granted herein ("Joint Intellectual Property"). Subject to any exclusive licenses and restrictions set forth in this Agreement, each Party shall have the right to use, license and otherwise exploit Joint Intellectual Property without the consent of the other Party (and with no duty to account to the other Party). In the event any Joint Intellectual Property arises, the Parties shall discuss how to allocate responsibilities for prosecution and enforcement thereof between themselves and, in the absence of agreement on any such allocation of responsibilities, shall have the rights and obligations conferred upon joint inventors pursuant to applicable patent laws.

5.9 Registrations and Data. Subject to this Section 5.9, any IND, NDA, Approval or Registration application or permit regarding any Licensed Product in the Territory shall be filed by and owned by ALPHARMA. ALPHARMA shall bear all regulatory expenses related to ALPHARMA's submissions of any IND, NDA or other Registration with the FDA or other Regulatory Authority (or other Registration application or permit) for any Licensed Products in the Territory. Subject to Section 5.1 and the third to last sentence of this Section 5.9, ALPHARMA, or its designee(s), shall be the sole communicator with the FDA with respect to NDAs and for all other regulatory issues concerning Licensed Products in the Territory and with respect to clinical development and manufacturing of Licensed Products outside the Territory for the purpose of commercializing Licensed Products in the Territory. IDEA, or its designee(s), shall be the sole communicator with the appropriate Regulatory Authority for any country outside the Territory for marketing authorization applications and for all other regulatory issues concerning Products outside the Territory (except as specifically provided in the previous sentence) and with respect to clinical development and manufacturing of Licensed Products in the Territory for the purpose of commercializing Licensed Products outside the Territory. As of the Execution Date, the IND for the Specified Studies is held by IDEA and ALPHARMA hereby authorizes IDEA, until ALPHARMA instructs it otherwise, to continue to be the owner of such IND and, until IDEA no longer holds such IND, to communicate with the FDA regarding such regulatory issues, subject to the prior approval of ALPHARMA in relation to each communication, which will not be unreasonably withheld or delayed. Upon such notice from ALPHARMA, IDEA shall promptly transfer to ALPHARMA, at no cost other than the reimbursement of expenses provided for in the next sentence, the ownership of all IND, NDA, Approvals, Registrations and other FDA (and any non-US counterpart to the FDA in the Territory) related filings for Licensed Products that are owned or controlled by IDEA or its Affiliates at the time of such notice, and all the data used to support the same. ALPHARMA shall reimburse IDEA for reasonable and documented out-of-pocket costs, fees (including without limitation reasonable attorneys' fees) and expenses related to such transfer of the IND, NDA and other Registrations.

5.10 Manufacturing. ALPHARMA shall have the sole responsibility for manufacturing (either itself or through an Affiliate, sublicensee or contract manufacturer) Licensed Products for sale in the Territory. ALPHARMA will use Commercially Reasonable Efforts to conduct all manufacturing, sales and commercialization of any Licensed Products in the Territory in material compliance with all applicable laws, rules and regulations including, without limitation, cGMPs. ALPHARMA will use Commercially Reasonable Efforts to comply, in manufacturing, selling and commercializing Licensed Products in the Territory in all material respects with all U.S. laws on product labeling.

5.11 Adverse Drug Experience.

(a) Notification. ALPHARMA and IDEA shall notify one another in writing of all information coming to their attention, regardless of the origin of such information and, for the avoidance of doubt, including such information coming to their attention through journal publications and other media, regarding Adverse Drug Experience(s), Life-Threatening Adverse Drug Experiences, Unexpected Adverse Drug Experiences, and Serious Adverse Drug Experience(s) associated with any Licensed Product, whether in the Territory or outside the Territory, as follows:

(i) for each Adverse Drug Experience that is both serious and unexpected, notification to the other Party shall be made promptly, but in no event later than five (5) days after the initial receipt of information concerning the Adverse Drug Experience by the receiving Party. The receiving Party shall also notify the other Party and provide a copy of all reports, including initial and all follow-up reports, made to FDA or any Regulatory Authority contemporaneously with the submission of such reports.

(ii) Notifications of all other Adverse Drug Experience(s) shall be provided quarterly until the date that is three (3) years after the approval date of a Licensed Product, and semiannually thereafter, with the information provided in each such notification to include copies of all reports submitted to FDA or any other Regulatory Authority, and to be current to within thirty (30) days prior to the date of such notification.

For purposes of this Section 5.11(a), "Adverse Drug Experience(s)," Life-Threatening Adverse Drug Experiences", "Unexpected Adverse Drug Experiences", and "Serious Adverse Drug Experience(s)" shall have the meanings set forth in 21 C.F.R. Section 314.80, and 312.32.

(b) Global Database. Until an NDA is filed in the Territory covering a Licensed Product, IDEA will be responsible for establishing and maintaining a worldwide safety database for Licensed Products which is suitable in form and substance for ALPHARMA to submit to the FDA in support of ALPHARMA's NDA for the Licensed Product and which otherwise complies with all laws, rules and regulations applicable thereto. After such filing of an NDA covering a Licensed Product in the Territory, IDEA shall continue to be responsible for maintaining such a worldwide safety database, but ALPHARMA shall have primary responsibility for the safety database for the Territory. Each Party shall provide information for the worldwide safety database on a prompt basis and as required by applicable laws, rules and regulations, and appropriate personnel of both Parties shall have full and immediate access to such database (including electronic access to the extent practicable), and shall be authorized to submit data from the database to applicable Regulatory Authorities as required or permitted by all applicable laws, rules and regulations.

5.12 Decisions related to Licensed Product in the Field and Territory. Subject to Section 5.1, all business decisions including, without limitation, seeking Approvals to market, and selecting and conducting of clinical trials for supporting an NDA, as well as design, manufacture, sale, price and promotion of Licensed Products in the Territory in the Field and the decision whether to sell a particular Licensed Product in the Territory in the Field shall be within the sole discretion of ALPHARMA and, as applicable, its sublicensees.

ARTICLE 6 - CONFIDENTIALITY AND PUBLICITY

6.1 Confidentiality Obligation. All information disclosed by one Party to the other or developed by the Parties pursuant to the terms of this Agreement ("Confidential Information") shall be maintained confidential and used only for the purposes of the research, development, manufacture, marketing and sale of any Licensed Products as described in this Agreement and in accordance with this Article 6 ("Purposes"). Each Party may disclose the other's Confidential Information to an Affiliate, agent, consultant or sublicensee, who is under a written obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 6, and who agree to maintain such information in confidence and to use such information only for the Purposes. For the avoidance of doubt, however, the Parties shall each be free to disclose the existence and terms of this Agreement to its Affiliates, to its existing and prospective shareholders, prospective investors, lenders, acquirors, acquirees, licensees and sublicensees and to its consultants and advisors subject to an obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 6. The term of maintaining confidentiality of all such information and the limitations on use set forth in this Section 6.1 shall be in effect until the later to occur of a period of ten (10) years after the date of first disclosure to the receiving Party or until five (5) years after the expiration or termination of this Agreement. Each Party shall guard any confidential information of the other Party with the same level of diligence as it normally guards any of its own internal confidential, proprietary information but no less than reasonable care. For the sake of clarity, any information with respect to any Licensed Products in the Territory is the Confidential Information of ALPHARMA, not IDEA, regardless of whether such information was developed or disclosed to ALPHARMA by IDEA. Notwithstanding the foregoing, each Party shall be relieved of the confidentiality and limited use obligations of this Agreement if:

(a) the information was previously known to the receiving Party as evidenced by the prior written records of such Party;

(b) the information is or becomes generally available to the public through no fault of the receiving Party;

(c) the information is acquired in good faith in the future by the receiving Party from a third party not under an obligation of confidence to the disclosing party with respect to such information; or

(d) the information is independently developed by the receiving Party without reliance on or reference to the Confidential Information disclosed by the disclosing Party.

In addition, IDEA shall treat all trade secrets and other information of a confidential nature that is included in the Licensed Know-How as confidential information of ALPHARMA as to which IDEA is the receiving Party, and the foregoing exceptions set forth in clauses (a) and (d) above shall not relieve IDEA of its nondisclosure obligations with respect thereto.

6.2 Exempt Disclosures. Notwithstanding anything to the contrary in this Article 6, a receiving Party may:

(a) subject to Section 5.2(d), disclose Confidential Information of the other Party to a Regulatory Authority that is necessary to conduct clinical trials or obtain Approvals of a Product in a particular jurisdiction licensed to or reserved to the receiving Party, including without limitation registering such clinical trials; or

(b) disclose Confidential Information of the other Party to a government agency if the disclosure is necessary to protect the health and safety of the Party's workers or the public or as required by law;

(c) disclose Confidential Information of the other Party by filing patent applications in accordance with Section 6.5, the filing of which is contemplated by this Agreement; or

(d) disclose Confidential Information of the other Party and information regarding this Agreement as required to comply with applicable law, regulation or legal process, including without limitation disclosure rules and regulations under applicable securities laws or the rules of any stock exchange on which such Party's securities are listed.

In making such disclosures as set forth in this Section 6.2, the Party making the permitted disclosures shall use reasonable efforts to promptly first notify the owner of the Confidential Information so as to allow the owner of the Confidential Information an opportunity to seek a protective order or otherwise limit any such disclosure. In any event, the Party making the permitted disclosures shall use reasonable efforts to only disclose such Confidential Information of the other Party as is required to be disclosed pursuant to the law, regulation, rule or order, and shall use its reasonable efforts to obligate the recipient to secrecy on the same terms as provided in this Agreement. Each Party shall restrict the disclosure of Confidential Information of the other Party so that only the Persons that need to know it shall be informed and the disclosure is limited to only such portions as necessary for the permitted purposes of the disclosure.

6.3 Identification of the Parties. Except as otherwise permitted under Sections 6.1 and 6.2 and subject to Section 6.4, each Party shall not state or imply, in any publication, advertisement, sales promotional material, or other medium:

(a) the name of the other Party or the name(s) of any employee(s) of the other Party; or

(b) the name of any Affiliate of the other Party or the name(s) of any employee(s) of such Affiliate,

without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed for more than thirty (30) days; provided, however, that (I) either Party may state that it has licensed the rights hereunder and (ii) each Party may disclose the name of the other Party, such other Party's Affiliates, or such other Party's or its Affiliate's employees to the extent required by law.

6.4 Public and Private Disclosure.

(a) Public Announcements. Except as set forth in Section 6.4(c) below, the filing of a copy of this Agreement with the US Securities and Exchange Commission or other securities commission of such other jurisdictions whose laws may apply to either Party and such other public announcements or filings as may be required by law, regulation or rule of a governmental agency or stock exchange, no Party shall disclose this Agreement or make any public announcement or filing concerning the terms and conditions of this Agreement without the prior written consent of the other. If a Party is required to make an announcement or disclosure required by law, rule, regulation or listing requirement (including, without limitation, the US Securities and Exchange Commission or other securities commission of such other jurisdictions whose laws may apply to either Party) or as otherwise permitted under this Section 6.4, it will, if practicable under the circumstances, provide the other Party with at least [**] days' advance written notice of the text of any such written announcement or disclosure or content of any non-written disclosure or announcement, so that the other Party will have an opportunity to comment upon the announcement or disclosure.

(b) Exempt Announcements. Notwithstanding the above, either Party shall have the right to disclose, in private communications or public announcements, the following:

(i) the signing of this Agreement (provided that IDEA may not so disclose such signing prior to disclosure by ALPHARMA),

(ii) the amounts of the payments specified in Sections 3.1 and 3.2 of this Agreement (provided that IDEA may not so disclose such amounts prior to disclosure by ALPHARMA),

(iii) the final results of the Specified Studies (provided that IDEA may not so disclose such results prior to disclosure by ALPHARMA), and

(iv) subject to Section 6.5, such Party's own development and commercialization activities with respect to Licensed Products.

(c) Announcement by ALPHARMA. ALPHARMA shall be entitled to issue a press release at any time within 20 days of the Execution Date concerning its entry into this Agreement and the transactions contemplated in or effected by it; provided that ALPHARMA shall provide a draft of such press release to IDEA and will consider any comments made in relation thereto by IDEA in good faith.

6.5 Scientific Publication. The Parties hereby mutually acknowledge that both IDEA and ALPHARMA, as is customary for technology driven companies, have a vital interest in managing and disclosing information and news for scientific and commercial purposes. The Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to Section 5.1 but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results (including but not limited to the filing of patent application(s)), the Party proposing disclosure shall send the other Party a copy of the information to be disclosed, and shall allow the other Party [**] days from the date of receipt in which to determine whether the information to be disclosed contains subject matter owned (in whole or in part) by the reviewing Party for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret. Each Party shall designate a representative for receipt of proposed publications from the other Party. Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret shall not be published if the reviewing Party objects in writing within such [**] day period. If notification is not received during the [**] day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a reasonable belief by the reviewing Party that the disclosure contains subject matter for which patent protection should be sought, then prior to the expiration of the [**] day period, the reviewing Party shall so notify the disclosing Party, who shall then delay public disclosure of the information for an additional period of up to [**] days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information.

6.6 Escalation of Confidentiality Disputes. If at any time either Party believes in good faith that its Confidential Information has been used for a purpose other than the Purposes, then such Party shall notify the other Party in writing of such fact, setting forth in reasonable detail the reasons justifying its position. Such other Party shall respond in [**] days setting forth its conclusions, after a good faith reasonable investigation. If the Parties are unable to come to agreement within [**] days thereafter, either or both Parties may elect to submit the matter to arbitration under Section 14.10, provided nothing herein shall prohibit the aggrieved Party from seeking injunctive relief in the courts to prevent or limit such disclosure of Confidential Information.

ARTICLE 7 - PATENT PROSECUTION AND MAINTENANCE

7.1 Prosecution and Maintenance of Licensed Patent Rights. IDEA agrees to prosecute or cause to prosecute to grant or final rejection in the Territory the patent applications (including any reissue patent applications or reexamination patent applications) included in the Licensed Patent Rights that are solely owned or Controlled by any member of the IDEA Group (hereinafter collectively ''Patent Applications"). IDEA shall so prosecute each such Patent Application at IDEA's sole expense. IDEA shall pay all attorneys fees and other costs associated with the preparation, filing, and prosecution of such Patent Applications in the Territory included in the Licensed Patent Rights; provided that ALPHARMA shall reimburse IDEA for the sum of (i) all of the annual Patent Costs relating to such Patent Applications up to [**] dollars U.S. dollars ($[**]) per annum plus (ii) [**] percent ([**]%) of such Patent Costs in excess of [**] dollars U.S. dollars ($[**]) per annum less (iii) any amount which any other Person pays any member of the IDEA Group in respect of such Patent Costs (and IDEA shall deduct such amounts from any sums it requests from ALPHARMA by way of reimbursement). IDEA shall promptly inform ALPHARMA of any third party obligation to pay any such Patent Costs which applies from time to time. ALPHARMA shall reimburse IDEA within [**] days of IDEA requesting reimbursement (and providing reasonable evidence of such Patent Costs payments as it has made to ALPHARMA). IDEA shall be responsible for all of its own internal costs relating to such Patent Applications. Each quarter, IDEA shall report to ALPHARMA on the status of the Patent Applications and the Licensed Patent Rights. IDEA shall promptly provide to ALPHARMA copies of all new information, materials and correspondence relating to the Patent Applications, including, without limitation, papers filed with and received from patent offices in the Territory, and correspondence with foreign agents in the Territory. IDEA or IDEA's patent counsel shall provide ALPHARMA reasonable opportunities to substantively comment on the prosecution and management of the Patent Applications. IDEA or its patent counsel will seek ALPHARMA's comments and suggestions prior to taking material actions (including the filing of initial applications), and will take any actions reasonably recommended by ALPHARMA. ALPHARMA shall have the right to review and make comments on and recommendations in relation to the prosecution and maintenance and management of the Patent Applications provided it does so promptly, consistent with any filing deadlines, including without limitation as to all associated prosecution, patent application filings, interference, opposition, re-examination, re-issue, revocation and invalidity proceedings (in all cases at its own expense). Without limitation to the foregoing, IDEA shall promptly disclose to ALPHARMA copies of all Licensed Patent Rights filed after the Effective Date (each of which shall constitute Confidential Information of IDEA until such time as the relevant Patent Application is published) and details of all such proceedings and materials. IDEA shall also promptly inform ALPHARMA if it becomes aware of any opposition to or attack on the validity or ownership of any of the Licensed Patent Rights and the Parties shall discuss the matter in good faith with a view to agreeing upon a joint plan of action, failing which the final decision in relation to such matter shall be IDEA's provided that IDEA shall not unreasonably refuse to, give, or delay in giving, effect to any reasonable requests made in relation thereto by ALPHARMA.

7.2 Responsibility for Joint Intellectual Property. Subject to the notice terms of Section 7.5, the Parties agree to promptly negotiate in good faith, on a patent application by patent application basis, as to which Party or Parties shall be responsible for the preparation, filing, prosecution, enforcement, and maintenance of any patent or patent application resulting from the Joint Intellectual Property, as well as for payment for the costs and expenses associated therewith.

7.3 Provision of Patent Information to ALPHARMA. IDEA agrees to promptly provide (if not already provided) ALPHARMA with copies of:

(a) All Patent Applications included in the Licensed Patent Rights;

(b) All prior art searches it has performed (or has had performed) related to such Patent Applications; and

(c) All correspondence to and from the U.S. Patent and Trademark Office and foreign patent offices relating to such Patent Applications.

The information covered by this Section 7.3 shall be Confidential Information of IDEA.

7.4 Consultation on Patent Applications. ALPHARMA shall have the right to consult with IDEA regarding the content of the Patent Applications included in the Licensed Patent Rights, as well as the prior art searches and correspondence related thereto, and to comment thereon. IDEA shall consider all such comments offered by ALPHARMA, it being agreed however that, except as otherwise provided in Sections 7.1 and 7.5, all final decisions respecting conduct of the prosecution of said Patent Applications shall rest solely in the discretion of IDEA.

7.5 Abandoned Patent Rights. During the term of this Agreement IDEA shall promptly notify ALPHARMA in the event IDEA decides at any time to abandon or discontinue prosecution of any one or more of the Patent Applications included in the Licensed Patent Rights. Such notification will be given as early as possible which in no event will be less than [**] days prior to the date on which such Patent Application(s) would become abandoned. ALPHARMA shall have the option, exercisable upon written notification to IDEA, to assume full responsibility for the prosecution of the affected Patent Application(s), in which event such affected Patent Application(s) shall, at ALPHARMA 's option, be promptly assigned or exclusively licensed royalty-free by IDEA to ALPHARMA and ALPHARMA's sublicensees.

7.6 Taxes and Fees. IDEA shall (i) pay all taxes, annuities and registry and other official fees and, (ii) diligently take all reasonable steps to prosecute and defend, which are in each case necessary to obtain, obtain the full benefit of, and keep in force all Licensed Patent Rights. IDEA shall promptly provide ALPHARMA with copies of all correspondence relating to the payment of such taxes, annuities and fees. In the event IDEA decides not to pay any taxes, annuities or registry or other official fees due or proceed with the prosecution or defense of any material claims under any such Patent Rights, IDEA will give ALPHARMA written notice of such decision at least [**] days in advance of the payment date or registry or court deadline or action deadline (as appropriate, without any extensions). ALPHARMA may elect by written notice to IDEA to have the affected Patent Rights assigned for no consideration or exclusively licensed on a royalty-free, sub-licensable, perpetual, irrevocable basis by IDEA to ALPHARMA and IDEA shall execute such instruments, and file such filings (at ALPHARMA's expense) in order to effectuate the foregoing within [**] days of such election and concurrently transfer to ALPHARMA such documentation as it has concerning the affected Patent Rights to ALPHARMA.

ARTICLE 8 - INFRINGEMENT

8.1 Awareness of Competitive Infringement. If IDEA or ALPHARMA becomes aware of Competitive Infringement by a third party of any Licensed Patent Rights in the Territory, such Party shall promptly notify the other Party in writing to that effect (an "Infringement Notice"). "Competitive Infringement," as used in this Article 8, shall mean infringement by a Topical product approved for the treatment of pain or reasonably anticipated to be approved for the treatment of pain within twelve (12) months that commercially competes or is reasonably anticipated to commercially compete with a Licensed Product in the Field in the Territory.

8.2 Initial Action Against Competitive Infringement Claims. With respect to Competitive Infringements, during the [**] day period following any Infringement Notice, ALPHARMA shall have the first right to bring an action against any infringer of any of the Licensed Patent Rights in the Territory if ALPHARMA believes in good faith that the infringer's unit sales of the competitive product potentially could total [**] percent ([**]%) or more of Alpharma's unit sales in any Calendar Quarter and so notifies IDEA. In any such action brought by ALPHARMA, any and all damages or other monies awarded or received in settlement of such suit shall first be used to reimburse any and all costs and expenses (including without limitation reasonable attorneys fees) incurred in such enforcement action by both Parties on a proportional basis. Subject to Section 8.10, ALPHARMA shall be entitled to all remaining damages or other monies awarded or received in settlement of such suit arising from such infringement. Each Party will cooperate with the other in any such suit and shall have the right to consult with the other and be represented by its own counsel at its own expense. Notwithstanding anything to the contrary in this Section 8.2 or in Sections 8.9 and 8.10, if IDEA believes that any action that ALPHARMA elects to bring under this Section 8.2 or under Section 8.9 is not advisable due to good faith concerns about potential adverse legal consequences of such actions, IDEA may notify ALPHARMA at any time prior to ALPHARMA's initiation of such action that IDEA wishes to be indemnified, defended and held harmless from and against any such adverse legal consequences that arise from such action, and in such event (a) ALPHARMA shall indemnify, defend and hold harmless IDEA from and against such adverse legal consequences (in the same manner that ALPHARMA provides indemnification with respect to claims covered by Section 11.1) and (b) IDEA shall not be entitled to any share of any recovery by ALPHARMA of damages or other monies awarded or received in settlement of such action beyond reimbursement of costs and expenses incurred in such action as set forth in this Section 8.2. ALPHARMA shall control any such suit brought by ALPHARMA pursuant to this Section 8.2, except that ALPHARMA and IDEA shall jointly control the defense of any counterclaim challenging the validity of any Licensed Patent Rights. The Party bringing such suit shall have the right to join the other Party in any lawsuit if reasonably required to file or maintain the lawsuit, subject to the terms and conditions hereof.

8.3 IDEA's Consultation Right. ALPHARMA shall consult with IDEA on the conduct of claims it controls pursuant to Section 8.2 (including without limitation providing full and timely information on such claims and the steps planned and taken in relation thereto) and shall not unreasonably refuse to give effect to any reasonable requests made by IDEA in relation to such conduct.

8.4 IDEA's Right to Act Against Competitive Infringement. If, after the expiration of said [**] days from the date of an Infringement Notice as to which ALPHARMA has the first right to bring an action pursuant to Section 8.2, ALPHARMA has not (i) obtained a settlement from such infringer for such infringement or (ii) brought a suit or administrative action against the third party infringer, then IDEA shall have the right after such [**] day notice period, to bring suit against such infringer for infringement of the Licensed Patent Rights and may join ALPHARMA as a party plaintiff if required to maintain the lawsuit and:

(a) ALPHARMA will cooperate with IDEA in any such suit for infringement of a patent of the Licensed Patent Rights in the Field and Territory brought by IDEA against a third party, and shall have the right to consult with IDEA and to participate in and be represented by independent counsel in such litigation at its own expense; and

(b) any and all damages or other monies awarded or received in settlement of such suit shall first be used to reimburse any and all costs and expenses (including without limitation, reasonable attorneys fees) incurred in such enforcement action by both Parties on a proportional basis. Thereafter, IDEA shall be entitled to retain all damages or other monies awarded or received in settlement of such suit.

Notwithstanding anything to the contrary in this Section 8.4 or in Sections 8.2 or 8.9, ALPHARMA shall not be required to be joined in or to participate in or cooperate with any action that ALPHARMA has elected not to bring due to good faith concerns about potential adverse legal consequences of joining, participating in or cooperating with such action; provided that nothing in this sentence shall relieve ALPHARMA from any obligation to comply with applicable law or legal process.

8.5 Settlement of Competitive Infringement. IDEA may not agree to settle any lawsuit initiated by IDEA pursuant to Section 8.4 without the prior written consent of ALPHARMA, which shall not be unreasonably withheld or delayed. Such response shall be provided by ALPHARMA in no event later than [**] days from the date of the request for consent by IDEA. ALPHARMA may not agree to settle any lawsuit initiated by ALPHARMA pursuant to Section 8.2 without the prior written consent of IDEA, which shall not be unreasonably withheld or delayed. Such response shall be provided by IDEA in no event later than ten (10) days from the date of the request for consent by ALPHARMA.

8.6 Other Competitive Infringements

(a) IDEA to Act First. With respect to infringements of any Licensed Patent Rights in the Field in the Territory other than those specified in the first sentence of Section 8.2 ("Other Competitive Infringements"), if IDEA or ALPHARMA becomes aware of such infringement by a third party of any Licensed Patent Rights in the Territory, such Party shall promptly notify the other Party in writing to that effect (an "Other Competitive Infringement Notice") and during the [**] day period following any Other Competitive Infringement Notice, IDEA shall have the first right to bring an action against any such infringer of the Licensed Patent Rights in the Territory.

(b) ALPHARMA to Act Second. If, after the expiration of said [**] days from the date of said Other Competitive Infringement Notice, IDEA has not (i) obtained a settlement from such infringer for such infringement or (ii) brought a suit or administrative action against the third party infringer, then ALPHARMA shall have the right after such [**] day notice period, to bring suit against such infringer for infringement.

(c) Consultation and Cooperation. Each Party shall consult and cooperate with the other Party on the conduct of claims it controls pursuant to this Section 8.6 (including without limitation providing full and timely information on such claims and the steps planned and taken in relation thereto) and shall not unreasonably refuse to give effect to any reasonable requests made by the other Party in relation to such conduct. The other Party shall have the right to be represented by its own counsel at its own expense. The Party bringing such suit shall have the right to join the other Party in any lawsuit if reasonably required to file or maintain the lawsuit.

(d) Settlement. The Party bringing suit pursuant to this Section 8.6 may not agree to settle without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Such response shall be provided by the other Party in no event later than [**] days from the date of the request for consent.

(e) Allocation of Damages. In any such action brought by either Party in respect of an Other Competitive Infringement, any and all damages or other monies awarded or received in settlement of such suit shall first be used to reimburse any and all costs and expenses (including without limitation reasonable attorneys fees) incurred in such enforcement action by both Parties on a proportional basis. Subject to Section 8.10, ALPHARMA shall be entitled to all remaining damages or other monies awarded or received in settlement of such suit arising from such infringement.

8.7 Patent Rights Term Extensions. ALPHARMA may select which, if any, Licensed Patent Rights in the Territory for which patent term extension, adjustment or restoration or supplemental protection certificates (together with patent term extensions, adjustments and restorations, collectively "Patent Term Extensions") is to be sought or obtained. ALPHARMA will file for all such Patent Term Extensions at ALPHARMA's expense, and IDEA will execute such authorizations and other documents and take such other actions as may be reasonably requested to obtain such Patent Term Extensions, including designating ALPHARMA as its agent for such purpose. If ALPHARMA determines not to so file for any Patent Term Extension, it will give notice of such determination to IDEA at least [**] days prior to the date on which such a filing must be made or the right to do so is lost, and IDEA will have the right to make such filing, at IDEA's cost and expense, in accordance with applicable law.

8.8 Patent Rights Listings. To the extent required or permitted by law, including the patent listing requirements of the FDCA as set forth in 21 U.S.C. Section 355(b)(1) and (c)(2), ALPHARMA may list with the applicable regulatory authorities during the term of this Agreement, information regarding any Licensed Patent Rights relating to any Licensed Product in the Territory that is the subject of a Registration. In connection with such listings, the Parties shall meet to evaluate and identify all potential applicable Licensed Patent Rights for any Licensed Product that ALPHARMA intends or has begun to commercialize, and that has or will become the subject of a Registration submitted to FDA or other Regulatory Authority in the Territory; provided, however that (i) ALPHARMA will not unreasonably refuse to list any Licensed Patent Rights that IDEA requests that ALPHARMA list pursuant to a notice given by IDEA at least [**] days prior to the listing deadline and the listing of which is consistent with applicable law and (ii) subject to the foregoing clause (i), ALPHARMA will retain final decision making authority over the decision to list (or de-list) any Patent Rights covering a Licensed Product.

8.9 Patent Rights Certifications and Infringement Suits. Each Party will immediately give notice to the other Party of any patent certification received from the sponsor of an abbreviated new drug application or a 505(b)(2) NDA under the Hatch-Waxman Act. Notwithstanding any provision herein to the contrary, the following provisions of this Section 8.9 will apply for certifications claiming that any listed Patent Right for a Licensed Product is invalid, unenforceable or that no infringement will arise from the manufacture, use or sale of a third party's product (i.e., a Paragraph IV Certification under 21 C.F.R. Section 314.50(i) or 314.94(a)(12)). ALPHARMA shall have the first right, but not the obligation to bring suit against the third party that filed the certification. If ALPHARMA decides to bring suit, ALPHARMA shall have sole control of all decisions regarding all aspects of such litigation and IDEA agrees to be joined as a party to such suit if necessary for ALPHARMA to bring or maintain such litigation. If ALPHARMA decides not to bring infringement proceedings against the entity making such a certification with respect to any such Licensed Patent Rights, ALPHARMA will give notice to IDEA of its decision not to bring suit within [**] days after receipt of notice of such certification. If IDEA decides to bring suit, IDEA will have sole control of all decisions regarding all aspects of such litigation. The conduct of any action pursuant to this Section 8.9 shall be as set forth in Section 8.2 and any recoveries obtained through any such action shall be allocated between the Parties as set forth in Section 8.2.

8.10 Recoveries Obtained by ALPHARMA. Recoveries obtained by ALPHARMA under this Article 8 in settlement or by way of remedy for an infringement of the Licensed Patent Rights (but excluding sums applied to reimburse either Party for litigation costs and expenses) shall be deemed Net Sales for the purpose of the calculation of Royalties under Section 3.3.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Mutual Warranties. Each Party represents and warrants to the other Party as set forth in Sections (a) through (e), inclusive, below as of the Execution Date.

(a) The execution, delivery to the other Party and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement do not and will not conflict or result in a breach of, any of the terms or provisions of: (i) any other contractual obligations of such Party; (ii) the provisions of its charter, operating documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound.

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

(c) Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(d) Such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action.

(e) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except for the HSR Clearance and as required in connection with the Warrants and Registration Rights Agreement referenced in Section 3.1 and except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder.

9.2 IP and Development/Regulatory/Manufacturing Warranties. Except as otherwise set forth in a disclosure letter dated as of the Execution Date and executed and delivered by IDEA to ALPHARMA, IDEA represents and warrants to ALPHARMA as set forth in Sections (a) through (l), inclusive, below as of the Execution Date.

(a) IDEA exclusively owns (both legally and beneficially) all of the rights, title and interest in and to the Licensed Technology and the Trademarks existing as of the Execution Date free from all liens, charges, and other security interests and all options, encumbrances and other rights. IDEA has the full right and authority to grant the licenses granted hereunder and to carry out the transactions contemplated herein. The information concerning the Licensed Patent Rights set forth in Schedule B is complete and accurate in all material respects. Neither IDEA has nor to the actual Knowledge of IDEA have the other members of the IDEA Group received any notice that any claim has been made that anyone other than IDEA owns any of the Licensed Technology or the Trademarks. All renewal, application and other fees and all steps required for the prosecution and maintenance of the Licensed Patents and the Trademarks have respectively been paid or taken.

(b) IDEA has not granted any license, consent, permission or other right or privilege under the Licensed Technology with respect to Licensed Products in the Territory other than (i) this Agreement, (ii) any license, consent, permission or other right or privilege which has expired in its entirety, and (iii) a license granted to McNEIL-PPC, INC. which was terminated pursuant to a memorandum of assignment of July 14, 2006. The Licensed Patent Rights listed on Schedule B include all Patent Rights currently Controlled by the IDEA Group relating to Licensed Products in the Field in the Territory. Notwithstanding the immediately preceding sentence ALPHARMA shall not incur and IDEA shall not be liable for Damages as a result of any failure to list Patent Rights on Schedule B if such Patent Rights are included in the Licensed Patent Rights under Section 1.48(b).

(c) The rights granted by IDEA herein do not conflict with any agreement of IDEA with a third party pertaining to the Licensed Technology in the Territory or, in the case of manufacturing rights and rights to conduct clinical trials, outside the Territory.

(d) To the actual Knowledge of IDEA, the issued Licensed Patent Rights and the Trademarks (other than "Transfersome"), are valid, subsisting and enforceable. IDEA, and to the actual Knowledge of IDEA the other members of the IDEA Group, have received no notice from any third party stating any ground on which any such Licensed Patent Rights or Trademark could be invalidated, precluded from registration (in their current form, in the case of applications), revoked or precluded from enforcement or on which IDEA's ownership of such Licensed Patents or the Trademarks (other than "Transfersome") could be challenged. To the actual Knowledge of IDEA, none of the Licensed Technology or the Trademarks is the subject of any litigation, arbitration, opposition or other registry, court or administrative proceeding.

(e) No licenses, agreements, consents, permissions, estoppels, waivers, obligations or restrictions have been entered into by IDEA which entitle any third party to use, or which affect the ownership or, to the actual knowledge of IDEA, enforceability (including without limitation remedies available on successful enforcement), of the Licensed Patent Rights or the Trademarks with respect to any Licensed Products in the Field in the Territory, other than this Agreement.

(f) To the actual Knowledge of IDEA, no third party is infringing or making unauthorized use of, or has in the preceding three years infringed or made unauthorized use of any of (i) the Licensed Technology or (ii) the Trademarks in the Territory.

(g) To the actual Knowledge of [**], none of the activities in relation to (i) Licensed Products, (ii) the Licensed Technology or (iii) the Trademarks, in each case of the IDEA Group and its licensees, agents, contractors, officers or employees infringe or make unauthorized use of, or have in the preceding three years infringed or made unauthorized use of, the Intellectual Property Rights of any third party anywhere in the world, or, to the actual Knowledge of IDEA, would do so if such activities conducted outside the Territory were to be conducted in the Territory. IDEA, and to the actual Knowledge of IDEA, the other members of the IDEA Group have not received any written notice from any third party that the activities of the IDEA Group with respect to any Licensed Products, the Licensed Technology or the Trademarks infringe or make unauthorized use of, or have ever infringed or made unauthorized use of, the Intellectual Property Rights of any third party anywhere in the world.

(h) Every officer and scientific employee of IDEA has an obligation to assign his or her inventions to IDEA to the extent such inventions are within the scope of his or her activities for IDEA, and all such officers and scientific employees and every technical consultant retained by IDEA to provide services to IDEA has an obligation to maintain the confidentiality of IDEA's confidential information.

(i) To the actual Knowledge of IDEA, all of the studies, tests and pre-clinical and clinical trials of Licensed Products conducted prior to, or being conducted as of, the Execution Date were conducted, or are being conducted, in accordance with applicable laws, and in the case of clinical trials, the then valid cGCP. IDEA's Registration with the European Medicines Agency ("EMEA") in respect of Diractin, and all supporting documentation, materials, correspondence, and information filed by it with the EMEA is in compliance in all material respects with all applicable laws and all rules applied by EMEA, including with respect to accuracy of filings with the EMEA.

(j) To the actual Knowledge of IDEA, there are no investigations, inquiries, actions or other proceedings (including without limitation any clinical holds) pending before or threatened by any regulatory or governmental authority with respect to the Licensed Technology and/or any Licensed Product, other than any proceedings to conduct clinical trials or obtain Approval of any Licensed Products. IDEA, and to the actual Knowledge of IDEA the other members of the IDEA Group, have not received written notice threatening any such investigation, inquiry, action or other proceeding (including without limitation any clinical holds) anywhere in the world.

(k) To the knowledge of [**], IDEA has disclosed in writing to ALPHARMA in the Data Room referred to below, all material information and data (including without limitation all communications with or from the FDA or any other Regulatory Authority) relating to the results of all pre-clinical and clinical studies of Licensed Products conducted by or on behalf of IDEA including, without limitation, with respect to the status and interim results of ongoing clinical and preclinical studies and Approval activities. In addition, to the knowledge of [**], none of the information or data in the Data Room reasonably leads them to believe that Diractin will not be Approved by the FDA; provided that nothing in this Section 9.2(k) constitutes a guarantee that Diractin will be Approved by the FDA. As used in this Section 9.2 (k), the term "Data Room" means the data and information relating to Diractin assembled by IDEA at its offices in Munich, Germany for review by ALPHARMA in June 2007. A true, correct and complete copy of the index to the Data Room has been provided to ALPHARMA as of the Execution Date. IDEA will preserve all of the information in the Data Room, and provide ALPHARMA with access thereto at any time upon request by ALPHARMA, until the second anniversary of the First Commercial Sale of Diractin in the US.

(l) The manufacturing equipment which has been used by IDEA (or by third parties acting on its behalf) in the production of batches of Diractin as of the Execution Date consists of standard equipment which is readily available (subject to ordering and delivery requirements) from commercial manufacturers. IDEA has successfully manufactured (or had manufactured on its behalf) Diractin on a repeated basis on a scale exceeding [**] metric tons per batch. Notwithstanding anything to the contrary herein, ALPHARMA's sole and exclusive remedy with respect to a breach of this representation shall be that the "best efforts" obligation of ALPHARMA set forth in Section 4.7 shall not apply and ALPHARMA shall instead remain obligated only to exercise Commercially Reasonable Efforts to commercially launch Diractin in the event that material supply chain problems delay such launch beyond [**] months after Approval of Diractin in the Territory.

9.3 Tax Warranties. Except as otherwise set forth in a disclosure letter dated as of the Execution Date and executed and delivered by IDEA to ALPHARMA, IDEA represents and warrants to ALPHARMA that as of the Execution Date, IDEA (a) is a "resident of the Federal Republic of Germany" for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes, as amended (the "U.S.-Germany Convention"); (b) is entitled to the benefits of the U.S.-Germany Convention with respect to payments made under this Agreement; (c) would be entitled to the benefits of the Protocol Amending the U.S.-Germany Convention, signed on June 1, 2006, with respect to payments made under this Agreement if such Protocol were in force as of the Execution Date; (d) is a "resident of the Federal Republic" for purposes of the Convention Between Ireland and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to the Gewerbesteuer (Trade Tax), as amended (the "Ireland-Germany Convention"); and (e) is entitled to the benefits of the Ireland-Germany Convention with respect to payments made under this Agreement.

9.4 Additional Alpharma Warranty. ALPHARMA represents and warrants to IDEA that, with the exception of the [**], ALPHARMA is not currently engaged in the clinical development of [**] NSAID. [**].

ARTICLE 10 - TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Execution Date. This Agreement may be terminated as provided in Sections 10.3, 10.4, 10.5 and 10.6, but otherwise shall remain in effect until the expiration of the Royalty Term for all Licensed Products.

10.2 Non-Termination for Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code ("Bankruptcy Code"), and any non U.S. equivalent law to the extent applicable, license rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code and any non US equivalent law to the extent applicable. The Parties agree that ALPHARMA, as a licensee of such rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any non U.S. equivalent law to the extent applicable.

10.3 HSR Termination. Either Party may terminate this Agreement with immediate effect by written notice to the other Party if HSR Clearance has not occurred by the end of the 90th day after the last of the HSR Filings is made.

10.4 Termination by ALPHARMA. ALPHARMA may terminate this Agreement at any time upon ninety (90) days' prior written notice to IDEA given by ALPHARMA no later than the date of the First Commercial Sale of a Licensed Product in the
Territory, for any or no reason.

10.5 Termination for Breach. Either Party may terminate this Agreement for a material breach by the other Party of this Agreement that remains uncured for ninety (90) days after the non-breaching Party gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured. Notwithstanding the foregoing:

(a) if IDEA gives to ALPHARMA a notice pursuant to this Section 10.5 of a material breach by ALPHARMA, and ALPHARMA notifies IDEA during the ninety (90) day cure period set forth above that ALPHARMA disputes the basis for termination pursuant to this Section 10.5, then this Agreement shall not terminate unless and until an arbitral tribunal issues a final award pursuant to Section 14.10 upholding such basis for termination (or unless and until ALPHARMA is no longer disputing such basis, if earlier) and within thirty (30) days thereafter ALPHARMA fails to cure the breach(es) on which the arbitral tribunal based such award; provided, however, that this Section 10.5(a) shall cease to apply with respect to material uncured breaches by ALPHARMA that occur after ALPHARMA has been the non-prevailing party (as determined by the arbitral tribunal) in either (i) two arbitrations under Section 14.10 with respect to disputes as to claimed material breaches of this Agreement by ALPHARMA instituted within any rolling 48-month period or (ii) three consecutive arbitrations under Section 14.10 with respect to disputes as to claimed material breaches of this Agreement by ALPHARMA; and

(b) ALPHARMA may not terminate this Agreement for breach by IDEA of IDEA's obligations under Section 5.1 of this Agreement, but shall retain all other rights hereunder in respect of any such breach.

10.6 Termination by IDEA. IDEA may terminate this Agreement as follows:

(a) by ninety (90) days' written notice to ALPHARMA if (i) ALPHARMA has not made the payments applicable to the achievement of milestones 1 and 2 (as described in Section 3.2) by [**], other than as a result of IDEA's failure to perform its obligations hereunder or otherwise cooperate with ALPHARMA as reasonably requested by ALPHARMA with respect to the achievement of such milestones, and (ii) ALPHARMA has not within the ninety (90) day notice period made such milestone payments to IDEA, whether or not due (and any such payments which are made by ALPHARMA will be deemed to have satisfied such milestone 1 and 2 obligations);

(b) by thirty (30) days' written notice to ALPHARMA given by IDEA during the sixty (60) day period that begins ninety (90) days after IDEA has provided ALPHARMA with full and complete written copies of the final studies referenced in clauses (a) and (b) of the description of Milestone 1 in Section 3.2, if ALPHARMA has not paid such Milestone 1 during such ninety (90) day period;

(c) by thirty (30) days' written notice to ALPHARMA given by IDEA during the sixty (60) day period that begins ninety (90) days after the events specified in clauses (a) and (b)(i) of the description of Milestone 3 in Section 3.2 have occurred if ALPHARMA has not paid such Milestone 3 during such ninety (90) day period; or

(d) by thirty (30) days' written notice to ALPHARMA given by IDEA if ALPHARMA or one of its Affiliates shall have brought an action or proceeding challenging the validity or enforceability of any Licensed Patent Rights.

10.7 Effect Of Termination. Upon termination of this Agreement, other than a termination by ALPHARMA pursuant to Section 10.5 for IDEA's breach:

(a) the licenses granted by IDEA to ALPHARMA under this Agreement shall automatically terminate and revert to IDEA;

(b) ALPHARMA shall grant to IDEA an exclusive (even as to ALPHARMA), worldwide, irrevocable, perpetual, fully-paid license, under all Intellectual Property Rights Controlled by ALPHARMA and practiced or applied by ALPHARMA or its Affiliates on or before the date of termination in connection with the development or commercialization of Licensed Products in the Territory in the Field, with the right to grant sublicenses, to develop, make, have, made, use, sell, have sold, offer for sale and import Licensed Products in the Territory in the Field;

(c) ALPHARMA shall promptly for the Territory in the Field:

(i) transfer and assign to IDEA all pre-clinical and clinical data and information relating to Licensed Products in ALPHARMA's or its Affiliates' possession or control;

(ii) transfer and assign to IDEA all of ALPHARMA's and its Affiliates' rights, title and interests in and to all Trademarks, regulatory materials with respect to Licensed Products, including all INDs and all foreign equivalents thereof and all Registrations and Approvals, drug dossiers and master files with respect to Licensed Products, and

(iii) transfer and assign to IDEA copies of all reports, records, regulatory correspondence and other materials in ALPHARMA's or its Affiliates' possession or control relating to the pre-clinical and clinical development, Registration, Approval, manufacture, distribution and sale of Licensed Products, including without limitation the safety database and such reports, records, regulatory correspondence and other materials relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by ALPHARMA or its Affiliates and relating to the manufacture of Licensed Products; (it being understood that ALPHARMA may retain copies of all the items referred to in this Section 10.7(c) for its records and internal use); and

(d) to the extent ALPHARMA or an ALPHARMA Affiliate is engaged in the manufacture of a Licensed Product as of the date notice of termination is given, ALPHARMA or such Affiliate shall, as requested by IDEA, manufacture and supply IDEA's requirements for such Licensed Product for the Territory in the Field from the effective date of such termination until such time as IDEA secures an alternative commercial manufacturing source, or until 12 months after from the effective date of termination, whichever is earlier; provided that IDEA shall use commercially reasonable efforts to secure a satisfactory alternative commercial manufacturing source as promptly as reasonably practicable following the effective date of termination. In addition, at IDEA's option, as of the effective date of such termination (i) ALPHARMA shall permit IDEA to purchase all or any part of ALPHARMA's worldwide unsold inventory of raw materials for Licensed Products, work-in-progress Licensed Products and finished Licensed Products and (ii) ALPHARMA shall use its commercially reasonable efforts to assign to IDEA any third party manufacturing contract relating to such Licensed Products to which ALPHARMA or any of its Affiliates is a party (or the applicable provisions thereof, as the case may be); provided that, if ALPHARMA is unable to assign to IDEA any such third party manufacturing contract (or the applicable provisions thereof, as the case may be), such obligation to use commercially reasonable efforts to assign such contract shall be deemed to be satisfied if ALPHARMA notifies IDEA upon or promptly following such termination of such non-assignability and continues to supply IDEA's requirements for Licensed Product during the period set forth in the first sentence of this Section 10.7(d). All Licensed Product supplied to IDEA by ALPHARMA pursuant to this Section 10.7(d) shall be supplied at a price equal to ALPHARMA's cost thereof (determined in accordance with U.S. generally accepted accounting principles, consistently applied) plus [**] percent ([**]%).

10.8 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in the second sentence of Section 2.1, Sections 3.8 through 3.19, Sections 5.2(a) and (b) (but solely with respect to IDEA's rights and with respect to ALPHARMA's rights that have become fully paid-up, perpetual and irrevocable pursuant to Section 2.1), the final three sentences of Section 5.3, Section 5.8, Section 5.11, Article 6, Section 7.2, Section 10.7, Article 11, Section 12.10, Section 14.4, Section 14.10 as well as any rights or obligations otherwise accrued hereunder prior to the date of expiration or termination (including any accrued payment obligations), shall survive the expiration or termination of this Agreement.

ARTICLE 11 - INDEMNIFICATION

11.1 Product Liability Indemnification by ALPHARMA. Except as otherwise provided herein, ALPHARMA shall defend, indemnify and hold IDEA, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) arising out of third party claims or suits or demands based on death or bodily injury or damage to real or tangible personal property resulting from the research, development (including without limitation clinical testing), manufacture, use or sale of Licensed Product by ALPHARMA or its Affiliates or sublicensees pursuant to this Agreement. To the extent that ALPHARMA maintains product liability insurance and can name IDEA as an additional insured at no additional cost, it shall do so under such insurance polices with respect to Licensed Products sold by ALPHARMA and its Affiliates.

11.2 Product Liability Indemnification by IDEA. Except as otherwise provided herein, IDEA shall defend, indemnify and hold ALPHARMA, its Affiliates and ALPHARMA's and its Affiliates' respective directors, officers, agents and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) arising out of third party claims or suits or demands based on death, bodily injury or damage to real or tangible personal property resulting from the research, development (including without limitation clinical testing), manufacture, use or sale of any Product by IDEA or its Affiliates or licensees.

11.3

(a)  Mutual Indemnity for Inaccuracy or Breach. Except with respect to withholding taxes (which shall be governed solely and exclusively by Sections 3.15 and 3.17), and subject to Sections 11.3(b) and (c), each Party (the "Indemnifying Party") shall defend, indemnify and hold the other Party and its Affiliates and the other Party's and the other Party's Affiliates' respective directors, officers, agents and employees (each, an "Indemnified Party"), harmless from and against any and all claims, suits, and demands for liability, damages, losses, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) ("Damages") arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or (ii) the breach by the Indemnifying Party of any covenant or agreement contained in this Agreement.

(b) Limits. Except with respect to any breach of any representation or warranty contained in Section 9.3:

(i) The Indemnifying Party shall not be liable under Section 11.3(a)(i) unless and until the aggregate Damages for which it could otherwise be liable exceed five hundred thousand U.S. dollars ($500,000) at which point the Indemnifying Party shall become liable for the aggregate Damages under Section 11.3(a)(i) and not just the amount in excess of five hundred thousand U.S. dollars ($500,000).

(ii) Each Party's aggregate liability pursuant to Section 11.3(a)(i) shall not exceed twenty-five million U.S. dollars ($25,000,000) in respect of claims made by the Indemnified Party within one year after the Effective Date and shall not exceed fifteen million U.S. dollars ($15,000,000) in respect of claims made after the end of that one year period until the date two years after the date of First Commercial Sale of a Licensed Product in the U.S. (the "Warranty End Date");

(iii) No claim may be made by an Indemnified Party in respect of the inaccuracy or a breach of any representation or warranty pursuant to Section 11.3(a)(i) after the Warranty End Date; provided that any claim made in writing prior to the Warranty End Date shall survive past the Warranty End Date until resolved.

(c) The limitations in Section 11.3(b) shall not apply to any liability arising out of or resulting from the inaccuracy or breach of any representation or warranty of the Indemnifying Party (i) in Section 9.1, the first two sentences of Section 9.2(a) or in Sections 9.2(b), (c), (d) and (g), or (ii) which such Indemnifying Party actually knew was incorrect at the time such representation or warranty was made by the Indemnifying Party or which was fraudulently made.

11.4 Conduct of Claims. In the event that any Party hereunder seeks indemnification under this Article 11, such Party shall: (a) promptly notify the Indemnifying Party of any third party claim, suit or demand threatened or filed (but shall not be liable for any failure to so notify the Indemnifying Party except to the extent the Indemnifying Party is prejudiced thereby), (b) permit the Indemnifying Party to assume Diractin and control of the defense of third party claims resulting therefrom (including the right to settle such third party claims at the sole discretion of the Indemnifying Party, provided such settlement does not adversely affect the Indemnified Party), and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of such third party claims. As used in Sections 11.4 and 11.5, the term "Indemnifying Party" shall include the Party (ALPHARMA or IDEA, as applicable) with an obligation to indemnify under Section 11.1 or 11.2, and the term "Indemnified Party" shall include the Parties and Persons who are the beneficiaries of such obligations under Section 11.1 or 11.2, as applicable.

11.5 Excluded Matters. An Indemnifying Party's obligations under this Article 11 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses arising from an Indemnified Party's failure to comply with the terms and conditions of this Agreement or arising from the gross negligence, intentional wrongful act or omission of an Indemnified Party, its directors, officers, agents or employees.

11.6 Consequential Damages. IN NO EVENT WILL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF EITHER PARTY IN RESPECT OF THIRD PARTY CLAIMS UNDER THE FOREGOING PROVISIONS OF THIS SECTION 11.

11.7 Exclusive Remedy. Other than with respect to (a) indemnification obligations set forth in Sections 3.15 and 3.17, (b) ALPHARMA's rights of set off set forth in Sections 3.11 (subject to the limitations thereon set forth therein) and 5.3, (c) each Party's rights to terminate this Agreement in accordance with Article 10 and (d) each Party's right to seek injunctions and other equitable relief with respect to any actual or threatened breach of this Agreement, the remedies set forth in this Article 11 shall be the sole and exclusive remedies of the Parties with respect to any claim arising from, relating to or resulting from any breach or non-compliance with any term of this Agreement or the transactions contemplated hereby.

ARTICLE 12 - TRADEMARKS

12.1 Choice of Brand. ALPHARMA shall be responsible for selecting any name, logotype, or trademark(s) for any Licensed Products in the Territory (collectively "New Brands"). Unless otherwise provided in this Agreement, ALPHARMA will be responsible for registering, maintaining, and protecting of the New Brands in the Territory (but not obliged to do any such thing) and shall own and control such New Brands.

12.2 No Use by IDEA. IDEA shall not, while this Agreement is in effect, register, use, or attempt to obtain any right in or to any such New Brands, or in any name, logotype or trademark confusingly similar thereto in the Territory.

12.3 ALPHARMA's Discretion as to Brand. ALPHARMA shall, at its sole discretion, have the right to promote and sell Licensed Products under New Brands selected by ALPHARMA. The Parties shall consider and by mutual agreement may elect to use a single, common name, logotype and/or trademark(s) for a Licensed Product in their respective territories.

12.4 License of the Trademarks. IDEA hereby grants (with effect from the Effective Date), to ALPHARMA the exclusive right (with no obligation) to use the Exclusive Trademarks and the non-exclusive right (with no obligation) to use the Non-Exclusive Trademark, in each case royalty-free (and with the right to grant sublicenses) in connection with the sale of any Licensed Product in the Territory.

12.5 Internet Use. IDEA acknowledges that (i) ALPHARMA shall be entitled to use the New Brands on the internet, and (ii) the use of the Trademarks in the Territory shall include use of the Trademarks on the internet, and that the internet may be accessed by users outside the Territory.

12.6 IDEA's Ownership of the Trademarks. ALPHARMA acknowledges the ownership of the Trademarks in IDEA, agrees that it will do nothing to challenge such ownership and that all use of the Trademarks by ALPHARMA shall inure to the benefit of IDEA. Each of IDEA and ALPHARMA agrees to assist the other, at the other's request and at the other's cost, in recording this Agreement with appropriate government authorities.

12.7 Quality Control. ALPHARMA agrees that the nature and quality of the Licensed Products sold by ALPHARMA under the Trademarks in the U.S. shall be of sufficient quality to have been Approved by the NDA. ALPHARMA agrees to supply IDEA with a sample of Licensed Products bearing the Trademarks upon request of IDEA for the purpose of enabling IDEA to examine the quality of the Products sold by ALPHARMA under the Trademarks.

12.8 Limited Effect of Breach. For the purposes of Section 10.5, no breach of this Article 12 shall entitle IDEA to terminate this Agreement; provided that if (a) ALPHARMA commits any material breach of this Article 12 which but for this Section 12.8 would entitle IDEA to terminate this Agreement and (b) such material breach remains uncured for ninety (90) days after IDEA gives written notice to ALPHARMA of such breach, IDEA will be entitled to terminate the licenses granted in Section 12.4 by written notice to ALPHARMA.

12.9 Trademark Infringement. ALPHARMA agrees to notify IDEA of any unauthorized use of any of the Trademarks by others in the Territory of which it becomes aware. IDEA shall have the initial right to bring infringement or unfair competition proceedings involving such unauthorized use of the Trademarks. In the event IDEA does not take cause such third party to discontinue use of the Trademarks within [**] days of becoming aware of such unauthorized use, ALPHARMA shall have the right to bring infringement or unfair competition proceedings involving such unauthorized use of the Trademarks. The Party bringing such infringement or unfair competition proceedings shall be entitled to retain any monetary recovery.

12.10 Term of Trademark License. The license to use the Trademarks granted in Section 12.4 shall continue irrevocably in force and effect for the same term as the license to the Licensed Know-How granted to ALPHARMA in Section 2.1 of this Agreement. After any termination or expiration of the licenses granted in Section 12.4 (including without limitation pursuant to Section 12.8), ALPHARMA shall have [**] days for it and its Affiliates and sublicensees to cease to use the Trademarks during which time it and they may (without limitation) use up packaging, advertising, marketing and promotional materials and sell off branded stock.

12.11 Sharing of Web Pages. The home pages of the web sites (the "Web Sites") accessible through the uniform resource locator addresses [**], and [**] (the "Shared Home Pages") shall be shared between IDEA (and its licensees and members of the IDEA Group) and ALPHARMA (and its sublicensees and ALPHARMA's Affiliates) in order for each of them to market Licensed Products in the Field to the Parties' respective customers. IDEA and ALPHARMA shall co-operate and use reasonable endeavors to ensure that there shall be no other web sites reachable by entering URL addresses within the second, third or lower level domains of "diractin.com" and "movexa.com", such domain names being collectively referred to as the "Shared Domains". For the avoidance of doubt, a member of the IDEA Group shall remain the registrant of the Shared Domains after the Execution Date.

12.12 Content of Shared Web Pages. Without prejudice to the generality of Section 12.11 above, IDEA shall:

(a) procure that the content of the Shared Home Pages shall consist solely of a map of the world, and an invitation to visitors to "please click on your home country" (and any legally necessary, mutually agreed disclaimers or terms, or non-intrusive links thereto);

(b) place active hyperlinks from each country in the Territory on the map, from each of the Shared Home Pages to any web sites notified by ALPHARMA to IDEA in writing from time to time (the "Hyperlinked Sites");

(c) ensure that no trademarks of either the IDEA Group or ALPHARMA and its Affiliates (or their respective licensees) appear on the Shared Home Pages (other than the relevant one of "Diractin", "Transfersome" and "Movexa") without the prior written approval of the other; and

(d) use commercially reasonable endeavors to renew each of the registrations of the Shared Domains above with the appropriate domain name registry, as each domain name renewal becomes due (at its own cost).

12.13 Maintenance of Web Pages. IDEA will use commercially reasonable efforts to maintain the Shared Home Pages of the Web Sites so that each is responsive to hypertext transfer protocol queries made by widely available browser applications (such that the Shared Home Pages will have the capability of handling consumer traffic which is consistent with web sites of this type in the pharmaceutical industry), other than those times in which such Shared Home Pages are temporarily unavailable due to technical outages from various causes outside of the reasonable control of IDEA (or its relevant internet service providers and web hosting service providers).

12.14 No Transfer of Domains. Nothing in this Agreement shall give ALPHARMA or its sublicensees any rights in or in relation to the Shared Domains except as set out in this Agreement.

12.15 Redirection of Queries. ALPHARMA shall promptly direct any consumer inquiries it receives that are clearly meant for the IDEA Group (or clearly relating to a territory outside the Territory) to the IDEA Group, and the IDEA Group shall promptly direct any consumer inquiries it receives that are clearly meant for ALPHARMA and/or its Affiliates and sublicensees (or clearly relating to any part of the Territory) to ALPHARMA, if such inquiries are received via the Shared Home Pages.

12.16 Costs of Shared Web Pages. The costs and other matters relating to developing and maintaining the Shared Home Pages shall be discussed and agreed from time to time between (and the costs shared equally by) ALPHARMA and IDEA.

12.17 Responsibility for Content. ALPHARMA shall bear no responsibility for any content which directly appears on the Web Sites except to the extent specifically agreed to by it in writing, and IDEA shall bear no responsibility for the content of any of the Hyperlinked Sites.

ARTICLE 13 - HSR MATTERS

13.1 HSR Filings. Each of IDEA and ALPHARMA shall as promptly as possible and not later than 15 September, 2007 file with the FTC and the Antitrust Division of the DOJ, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated by this Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act.

13.2 HSR Cooperation; Further Assurances. IDEA and ALPHARMA agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective commercially reasonable efforts to obtain any HSR Clearance required for the consummation of the transactions contemplated under this Agreement and to respond to any government requests for information under the HSR Act. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to the HSR Act. For the avoidance of doubt, it is agreed that neither Party shall be obligated in any way to (a) sell, transfer or otherwise dispose of (including without limitation by way on any "hold separate" or similar arrangement) any asset or product or business, (b) terminate any contractual relationship, or (c) amend, terminate or otherwise modify any licenses of or agreements concerning Intellectual Property Rights, in order to obtain HSR Clearance with respect to the transactions contemplated by this Agreement.

13.3 Activities Prior to the Effective Date. The Parties shall not engage in any of the activities contemplated by this Agreement, other than seeking to obtain HSR Clearance, prior to the Effective Date.

ARTICLE 14 - MISCELLANEOUS

14.1 Force Majeure. Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God; changes to regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

14.2 Assignment. This Agreement, or any of the rights and obligations created herein (including but not limited to the licenses granted under Article 2), shall not be assigned or transferred, in whole or in part, by either Party hereto without the prior written consent of the other Party; provided, however, that either Party may, without such consent, (i) assign its rights and, in the case of ALPHARMA but not IDEA, delegate its performance under this Agreement to an Affiliate (so long as such Affiliate remains an Affiliate of such Party and agrees to assume any obligations hereunder assigned to it), (ii) in connection with the transfer or sale of all or substantially all of the assets of such Party, or of the business to which this Agreement relates, assign this Agreement as a whole to the purchaser or transferee of such assets or business or (iii) assign or sell its right to receive payments hereunder; provided, further, that in the case of any assignment by ALPHARMA that is permitted under clause (ii) above, to the extent that taxes are required to be withheld from any amounts payable to IDEA under this Agreement as a result of such assignment, ALPHARMA will indemnify and hold harmless IDEA from and against such withholding taxes, and penalties or interest with respect to such withholding taxes. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be ineffective. Notwithstanding any assignment made pursuant to this Section 14.2, the relevant assignor shall remain primarily liable for performance of its obligations under this Agreement. This Agreement shall binding upon each Party and any successor or permitted assignee thereof.

14.3 No Waiver.

(a) The waiver by a Party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a Party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

b) No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect, impair or operate as a waiver of right, power or remedy.

(c) The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

(d) Unless specifically provided otherwise, rights and remedies arising under this Agreement are cumulative and do not exclude rights and remedies provided by law.

14.4 Choice of Law. This Agreement and any disputes or claims arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of the State of New York, USA, without regard to any of its choice or conflict of law principles that would dictate the application of other laws.

14.5 Invalidity. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The Parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

14.6 Independent Contractors. Nothing in this Agreement is intended to or shall operate to create a partnership between the Parties, or to authorise either party to act as agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

14.7 Entire Agreement. It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersede all previous understandings, agreements and representations between the Parties, written or oral relating to the subject matter hereof.

14.8 Notices. All communications, reports, payments and notices required by this Agreement shall be addressed to the Partie(s) at their respective address(s) set forth below or to such other address as may from time to time be notified by a Party in writing to the other Party in accordance with this Section 14.8.

If to IDEA: If to ALPHARMA:	Attention: Prof. Dr. Gregor Cevc, CEO IDEA AG Frankfurter Ring 193a 80807 Munich, Germany Attention: Director Alpharma Ireland Limited Arthur Cox Building Earlsfort Terrace Dublin 2, Ireland

All such notices, reports, payments and communications shall be made by international overnight delivery carrier (e.g., Federal Express of DHL), personal delivery, or First Class mail, (postage prepaid), and shall be considered made as of the date such notice is received.

14.9 Amendments. This Agreement may not be amended or modified unless in writing executed by both Parties.

14.10 Arbitration. Except with respect to any dispute arising out of or in connection with any indemnification obligation governed by Section 3.15 or Section 3.17, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall first be submitted to the Parties' respective chief executive officers for amicable resolution, if possible, which submission shall be made by either Party delivering a written notice of such dispute to the other Party, whereupon the Parties' respective senior management shall consider such dispute, and shall meet at least once in person, to discuss such dispute, within twenty (20) days after the other Party's receipt of the written notice of such dispute. Any such dispute that is not amicably resolved (or which the Parties agree they will not be able to resolve amicably) within the period of thirty (30) days from the date written notice of the dispute was given may be referred to and shall be finally resolved by arbitration under the rules (the "Rules") of the London Court of International Arbitration ("LCIA"), which Rules are deemed to be incorporated by reference in this Section 14.10. Such dispute may be so referred by either Party by providing a written notice thereof to the LCIA and the other Party (the "Arbitration Notice"). Except as provided below, the tribunal shall consist of three qualified arbitrators, each having experience in the pharmaceutical sector, one nominated by each Party within 21 days after the receiving Party's receipt of the Arbitration Notice and the third by the other two arbitrators within 21 days of the second being nominated, failing which the third arbitrator shall be nominated pursuant to the Rules. Each Party shall procure that its nominee (when notified to the other Party) has already agreed to act as such. If either such nominee thereafter refuses or becomes unable to act, the original nominating Party shall nominate a replacement within 21 days (failing which such replacement shall be nominated pursuant to the Rules). The language of the arbitration shall be English. The place of the arbitration shall be London, England. If requested by either Party and agreed by the other Party, to expedite any arbitration, the arbitral tribunal shall be composed of a single mutually agreed arbitrator who will be authorized to determine the procedural rules of such arbitral tribunal with the intention that the tribunal be able to resolve the disputed matter within one hundred and eighty (180) days of the notice to arbitrate. Nothing in this Section 14.10 shall prevent or limit either Party from seeking or obtaining injunctive relief from any court of competent jurisdiction.

14.11 Resolution of Tax Disputes. In the event of a dispute arising out of or in connection with an indemnification obligation governed by Section 3.15 or Section 3.17, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the receipt of written demand made pursuant to Section 3.15 or Section 3.17, as applicable, the Parties shall jointly retain an Independent Firm (as defined below) to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon the Parties. Following the decision of the Independent Firm, each Party shall take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by the Parties, except that if the Independent Firm determines that the position advanced by either Party is frivolous, has not been asserted in good faith, or is not supported by substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such Party. For purposes of this Section 14.11, "Independent Firm" shall mean [**] or [**]; provided, however, that in the event the Parties do not agree as to which of the foregoing to retain, the Independent Firm shall be [**].

14.12 Contracting Costs. Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in connection with the negotiation, preparation and implementation of this Agreement.

14.13 Obligations of Affiliates and Subsidiaries. To the extent this Agreement imposes obligations on an Affiliate or Subsidiary of a Party, such Party agrees to cause such Affiliate or Subsidiary to abide by such obligations.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have entered into this Agreement, by their duly authorized representatives, with effect from the Execution Date.

IDEA AG By: /s/ Gregor Cevc Prof. Dr Gregor Cevc Title: CEO	ALPHARMA IRELAND LIMITED By: /s/ Thomas J. Spellman III Thomas J. Spellman III Title: Director

** Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.

GUARANTEE

In consideration of IDEA AG, a German corporation ("IDEA") entering into the foregoing Agreement (the "Agreement"), Alpharma Inc., a Delaware corporation ("ALPHARMA Parent"), hereby irrevocably and unconditionally guarantees to IDEA, as principal and not as surety, the prompt payment by Alpharma Ireland Limited, an Irish corporation ("ALPHARMA") of all of ALPHARMA's payment obligations under the Agreement.

IDEA may enforce its rights under this Guarantee without first seeking to obtain performance from ALPHARMA or exercising any other remedy or right that IDEA may have. If IDEA decides to proceed first to exercise any other remedy or right, or to proceed against another party, IDEA retains all of its rights under this Guarantee.

ALPHARMA Parent hereby agrees that any and all disputes, claims, actions or proceedings arising out of the execution, delivery or performance of this Guarantee shall be subject to arbitration in accordance with Section 14.10 of the Agreement.

This Guarantee shall survive the expiration or other termination of the Agreement and shall survive and apply regardless of any amendments, waivers, extensions, modifications or other changes in the obligations of ALPHARMA under the Agreement.

ALPHARMA INC. By: /s/ Dean J. Mitchell Its: President and Chief Executive Officer Date: ________________, 2007

SCHEDULE A - Description of Diractin
Formulation:	[**]	[**]
Component	Content [mg/g]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Total	[**]	[**]

[**]

SCHEDULE B - The Licensed Patents
Maiwald File No.	PCT No. USPTO-No.	Priority	Filed	Granted	Comments
Title:	"Preparation for drug application in minute droplet form"				Inventor: G. Cevc
C 7038	PCT/EP91/01596 US 6 165 500	Aug 24, 1990	Aug 22, 1991	Dec 26, 2000
Title:	"Preparation for the transport of an active substance across barriers"				Inventor: G. Cevc
I 7289	PCT/EP/96/04526 US 09/284 683		Oct 17, 1996
Title:	"Improved formulation for topical non-invasive application in vivo"				Inventor: G. Cevc
I 7728	PCT/EP/98/08421 US 11/638 091	Dec 23, 1998	Dec 12, 2006		Continuation application
Title:	"A method for the improvement of transport across adaptable semi-permeable barriers"				Inventors: G. Cevc; A. Weiland-Waibel, H. Richardsen
I 7290	PCT/EP00/06367 US 10/037 480		July 5, 2000
I 7463	PCT/EP00/06367 US 10/984 450		Aug 11. 2004		Amendment to US 10/037,480
Title:	"Aggregates with increased deformability, comprising at least three amphibants				Inventors: G. Cevc; U. Vierl
I 7392	US 10/357 618	Oct 11, 2002	Feb 04, 2003
I 7701	US 11/545 904				Continuation of US 10/357 618
Title:	"NSAID formulations, based on highly adaptable aggregates,				Inventors: G. Cevc; U. Vierl
I 7393	US 10/357 617	Oct 11, 2002	Feb 04, 2003

SCHEDULE C - Skin Diseases

[**].

SCHEDULE D - Test Method

[**]

Primary Objectives:

  [**]

Methodology:

[**]

Criteria for Evaluation:

Efficacy: [**]

Statistical Methods: [**]

SCHEDULE E - The Trademarks
Patent Attorney File Number	Application Number	U.S. Trademark	Priority Rate	Filed Date	Granted Date	Comments
17372	3086971	TRANSFERSOME	July 10, 2002	Aug 2, 2002	May 2, 2006	Registration of a Trademark
108-005 TUS	77070074	MOVEXA		Dec 22, 2006		Registration of a Trademark
108-006 TUS	77070071	DIRACTIN		Dec 22, 2006		Registration of a Trademark

SCHEDULE F - Specified Studies

IDEA will perform two large randomized, placebo controlled, Ph III trials. Details of the trials and the ongoing preclinical study are as follows:

1. IDEA will conduct two pivotal trials for the purpose of obtaining FDA Approval for Diractin in the US [**].

2. TRIAL 1 will be a [**].

3. TRIAL 2 will be a [**].

4. The Parties agree that the [**].

5. In addition, IDEA agrees to [**].

6. Each of the clinical trials described in Sections 2, 3, 4 and 5 hereof will be conducted by IDEA at its sole expense, within a Clinical Development Plan that provides for NDA submission no later than 4Q 2009.

7. IDEA agrees to provide [**].

Specified Preclinical Study Synopsis
Study Title	[**]
Species	[**]
Study Schedule	[**]
Study Doses	[**]
Test Articles	[**]
Number of Animals	[**]

SCHEDULE G - Form Of Phase III Milestone Warrant

FORM OF PHASE III MILESTONE WARRANT

THIS WARRANT AND THE WARRANT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) SUCH OFFER OR TRANSFER IS MADE PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THIS WARRANT AND THESE WARRANT SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.

THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

             TRANSFER SET FORTH IN SECTION 7 OF THIS WARRANT
Date of Issuance: [________], 2007

ALPHARMA INC.

Class A Common Stock Purchase Warrant

Alpharma Inc., a Delaware corporation (the "Company"), hereby certifies that IDEA AG, a German aktiengesellschaft, or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the Approval Date (as defined below) and on or before 5:00 p.m. (New York City time) on the Termination Date (as defined below), a number of shares of Class A Common Stock, $0.20 par value per share, of the Company ("Common Stock"), determined in accordance with Section 1, at a purchase price per share determined in accordance with Section 1. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1. Warrant Shares; Purchase Price.

(a) Subject to Section 1(d), the number of Warrant Shares shall be (i) $50,000,000 divided by (ii) 150% of the 30-Day Average Common Stock Trading Price (as defined below) as of the Phase III Milestone Date (as defined below); provided, however, that the number of Warrant Shares shall not, in any event, exceed 2,222,223 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).

(b) Subject to Section 1(d), the Purchase Price shall be 150% of the 30-Day Average Common Stock Trading Price as of the Phase III Milestone Date (as defined below); provided, however, that the Purchase Price shall not, in any event, be less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).

(c) Within 20 Business Days (as defined below) after the Phase III Milestone Date, the Company shall (unless Section 1(d) applies) deliver notice to the Registered Holder of the number of Warrant Shares and the Purchase Price as determined in accordance with Sections 1(a) and (b). In the event that the Purchase Price would, but for the proviso in Section 1(b), be less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days after the receipt of such notice, deliver notice to the Company that it has irrevocably elected to cause the Company to repurchase this Warrant (subject to the occurrence of the Approval Date) in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000. Upon delivery of such notice, the Registered Holder's sole rights upon surrender or exercise of this Warrant shall be to receive the consideration set forth in this Section 1(c). If the Registered Holder shall have delivered such notice, the Registered Holder may, at any time during the Exercise Period, deliver to the Company the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of this Warrant and such acknowledgement and instructions, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, by wire transfer of immediately available funds to the account designated by the Registered Holder in the instructions referred to above.

(d) If, prior to the Phase III Milestone Date, there is consummated any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock will be converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(a), 4(b) or 4(d) below) (collectively, a "Reorganization"), then, notwithstanding anything to the contrary in Sections 1(a) and 1(b):

(i) the Purchase Price shall equal the greater of (x) the 30-Day Average Common Stock Trading Price as of the earlier of (1) the date on which such Reorganization is first publicly announced or (2) the date on which such Reorganization was consummated (the result of this clause (x), the "Reorganization Reference Price"), or (y) $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), and

(ii) the number of Warrant Shares shall equal the lesser of (1) $50,000,000 divided by 150% of the Reorganization Reference Price determined in accordance with clause (i) above and (2) 2,222,223.

For the avoidance of doubt, this Warrant will nevertheless be exercisable only during the Exercise Period (as defined below), and the cash, securities or other property receivable by the Registered Holder upon exercise of this Warrant shall be subject to adjustment as a result of such Reorganization as provided in Section 4(e).

(e) In the event that the Purchase Price would, but for the minimum price in clause (y) of Section 1(d)(i), have been less than $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days (as defined below) after the Phase III Milestone Date, deliver notice to the Company that it has irrevocably elected to cause the Company to repurchase this Warrant (subject to the occurrence of the Approval Date) in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000, together with the cash payment described in Section 3(e). Upon delivery of such notice, the Registered Holder's sole rights upon surrender or exercise of this Warrant shall be to receive the consideration set forth in this Section 1(e) and in Section 3(e). If the Registered Holder shall have delivered such notice, the Registered Holder may, at any time during the Exercise Period, deliver to the Company the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of this Warrant and such acknowledgement and instructions, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, together with the cash payment described in Section 3(e), by wire transfer of immediately available funds to the account designated by the Registered Holder in the instructions referred to above.

2. As used in this Warrant, the following terms have the following meanings:

(a) "30-Day Average Common Stock Trading Price" means, as of any date, the average of the closing sale prices for the Common Stock on the New York Stock Exchange (or, if the Common Stock does not trade on the New York Stock Exchange during such period, on the primary national securities exchange or another nationally recognized trading system on which the Common Stock trades during such period) over the trading days included in the 30 calendar days immediately preceding such date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring during such period); provided, however, that if the Common Stock does not trade on a national securities exchange or another nationally recognized trading system during such period, the 30-Day Average Common Stock Trading Price as of such date shall be the Fair Market Value (as defined below) of the Common Stock as of such date, determined in accordance with clause (2) of the definition of Fair Market Value set forth below.

(b) "Approval Date" means the date on which the $45,000,000 or $65,000,000 milestone payment is due as a result of achievement of the fourth milestone set forth in Section 3.2 of the License Agreement (as defined below).

(c) "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York City.

(d) "Exercise Period" means the period beginning on the Approval Date and ending on the Termination Date.

(e) "License Agreement" means the Exclusive License Agreement dated September 4, 2007, between IDEA AG and Alpharma Ireland Limited, an Irish corporation.

(f) "Phase III Milestone" means that the Company has publicly announced successful completion of either the Phase III trial of Diractin referred to as Trial 1 or the Phase III trial of Diractin referred to as Trial 2 in Schedule F of the License Agreement, with efficacy and safety results that the Company believes warrant proceeding (without conducting any additional or new clinical trials other than successful completion of the other of such Trial 1 or Trial 2) with the filing of a New Drug Application with the U.S. Food and Drug Administration for the approval of Diractin as a topical treatment for pain.

(g) "Phase III Milestone Date" means the date on which the Phase III Milestone has occurred.

(h) "Proportionate Part" means a fraction, the numerator of which is the number of Warrant Shares purchasable upon the exercise of this Warrant (as of the date on which the Company repurchases this Warrant pursuant to Section 1, or as of the date on which this Warrant is exercised, as applicable) by the Registered Holder (giving effect to any subdivision of this Warrant pursuant to Section 7), and the denominator of which is the aggregate number of Warrant Shares initially purchasable by all Registered Holders of this Warrant (as of the date on which the number of Warrant Shares is fixed, but subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after such date).

(i) "Termination Date" means the earliest to occur of (i) the fifth anniversary of the Approval Date, (ii) the tenth anniversary of the date hereof, (iii) if the License Agreement terminates prior to Approval Date, the date of such termination of the License Agreement and (iv) if the Warrant is repurchased by the Company for $12,500,000 pursuant to Section 1, the date of such repurchase.

3. Exercise.

(a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time, or from time to time, during the Exercise Period, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Cashless Exercise.

(i) The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, during the Exercise Period, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this Section 3(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y * (A-B)
          A

Where: X = the number of Warrant Shares that shall be issued to the Registered Holder;

Y = the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A = the Fair Market Value (as defined below) of one share of Common Stock as of the Exercise Date (as defined below); and

B = the Purchase Price then in effect.

(ii) The Fair Market Value of any security, cash or other property as of any date shall be determined as follows:

(1) In the case of a security that is listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share of one share (or other unit) of such security shall be deemed to be the average of the high and low reported sale prices per share (or other unit) of such security thereon on the trading day immediately preceding such date (provided that if no such price is reported on such day, the Fair Market Value per share of such security shall be determined pursuant to clause (2)).

(2) In the case of any security that is not listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share (or other unit) as of such date shall be an amount determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share (or other unit) of such security, and the exercise of this Warrant pursuant to this Section 3(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder (whereupon the Registered Holder will be given at least three Business Days to determine whether to proceed with an exercise of this warrant pursuant to this Section 3(b)).

(3) In the case of any property other than any securities or cash, the Fair Market Value of such property as of such date shall be an amount determined by the Board to represent the fair market value of such property.

(4) In the case of any cash, the Fair Market Value of such cash as of such date shall be the amount of such cash.

(c) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3(a) or 3(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d) Issuance of Common Stock Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 5 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to Section 3(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e) Cash Payment Following Pre-Phase III Milestone Reorganization. If, prior to the Phase III Milestone Date, (x) there is consummated any Reorganization, (y) the Approval Date later occurs and (z) either this Warrant is thereafter exercised or the Registered Holder requires the Company to repurchase the Warrant for $12,500,000 pursuant to Section 1(e), then the Company shall pay to the Registered Holder, within three Business Days following such exercise or repurchase of this Warrant, its Proportionate Part of an amount in cash equal to the interest (and, for the avoidance of doubt, only the interest) that would accrue during the period beginning on the date of consummation of such Reorganization and ending on the Approval Date (or, if applicable, the date of consummation of such repurchase of this Warrant), based on:

(i) the annual interest rate publicly announced by Citibank, N.A., New York, New York, from time to time as its "prime" commercial loan rate, changing as such rate changes (and compounding annually); and

(ii) a principal amount equal to:

(1) in the case of an exercise of the Warrant, the product of (x) the aggregate number of Warrant Shares with respect to which this Warrant is exercisable (as of the Approval Date, prior to giving effect to any exercise of this Warrant) and (y) the difference between (1) the Fair Market Value, as of the date of consummation of such Reorganization, of the securities, cash or other property issuable (pursuant to Section 4(e)) upon exercise of a single share of this Warrant, minus (2) the higher of (I) the Reorganization Reference Price and (II) $22.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof); and

(2) in the case of a repurchase of the Warrant for $12,500,000 pursuant to Section 1(e), $12,500,000.

4. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time after the date on which the number of Warrant Shares is fixed effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date on which the number of Warrant Shares is fixed combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to Section 4(a) or 4(b) above, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) Adjustments for Other Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization. If there shall occur any Reorganization, then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 4, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 30 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

5. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock as of the Exercise Date.

6. Investment Representations. The Initial Registered Holder Represents And Warrants To The Company As Follows:

(a) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), nor with any present intention of distributing or selling the same in violation of the Securities Act; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof in violation of the Securities Act.

(b) Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(c) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

7. Transfers, Etc.

(a) Neither this Warrant nor the Warrant Shares shall be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the Company has received an opinion of counsel, which opinion is satisfactory to the Company, to the effect that such registration is not required under the Securities Act. Without limiting the foregoing sentence, this Warrant may not be transferred by sale, assignment, pledge or otherwise, other than (x) if the Registered Holder is IDEA AG, by IDEA AG to a single transferee to whom IDEA AG has sold or assigned its right to receive payments under the License Agreement (such assignee, the "Payment Assignee"), (y) if the Registered Holder is IDEA AG or the Payment Assignee, by IDEA AG or the Payment Assignee to up to an aggregate of 40 transferees and (z) by any transferee referred to in clause (y), to a single subsequent transferee to whom such first transferee transfers such Warrant, provided that such subsequent transferee agrees in writing prior to such transfer (with a copy to the Company) to immediately exercise such Warrant upon such transfer and to immediately sell all of the underlying Warrant Shares (and provided that such transferee actually does so). Hedging transactions involving this Warrant and the Warrant Shares may not be conducted unless in compliance with the Securities Act.

(b) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"These shares have not been registered under the Securities Act of 1933. They may not be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the corporation has received an opinion of counsel, which opinion is satisfactory to the corporation, to the effect that such registration is not required under the Securities Act of 1933. Hedging transactions involving these shares may not be conducted unless in compliance with the Securities Act of 1933."

(c) The legend described in Section 7(b) shall be removed, at the request of the Registered Holder, upon satisfaction of the condition described in clause (i) or clause (ii) of such legend.

(d) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

8. Notices Of Record Date, Etc. In The Event That, During The Exercise Period:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

(d) then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall, unless impracticable, be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

9. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

10. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 7 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be in writing and shall be sent by courier service or personal delivery to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be shall be in writing and shall be sent by courier service or personal delivery to the Company at its principal office. All such notices and communications shall be deemed delivered (i) if delivered by personal delivery, when delivered and (ii) if delivered by courier service guaranteeing a specific delivery date, the date on which such courier service guarantees such delivery.

12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

14. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to any conflicts of law provisions thereof that would cause the application of the laws of any other jurisdiction).

16. Currency. All references to "$" in this Warrant refer to United States dollars.

17. Facsimile Signatures. This Warrant may be executed by facsimile signature.

18. Acceptance by Registered Holder. By acquiring and accepting this Warrant, the Registered Holder shall be deemed to have agreed and accepted the terms and conditions of this Warrant.

EXECUTED as of the Date of Issuance indicated above.

ALPHARMA INC.

By:________________________________
Name:
Title:

ACCEPTED AND AGREED:

IDEA AG

By: ______________________
Name:
Title:

EXHIBIT I

PURCHASE FORM

To: Alpharma Inc. Dated:____________

The undersigned Registered Holder, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase (check applicable box):

ð ____ shares of the Class A Common Stock of Alpharma Inc. covered by such Warrant; or

ð ____ shares of Class A Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 3(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

ð $______ in lawful money of the United States; and/or

ð the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation) ; and/or

ð the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 3(b), to exercise this Warrant with respect to ____ Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 3(b).

Signature: ______________________

Address: _______________________

SCHEDULE H - Form Of Approval Warrant

FORM OF APPROVAL WARRANT

THIS WARRANT AND THE WARRANT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) SUCH OFFER OR TRANSFER IS MADE PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THIS WARRANT AND THESE WARRANT SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.

THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON

             TRANSFER SET FORTH IN SECTION 7 OF THIS WARRANT
Date of Issuance: [________], 2007

ALPHARMA INC.

Class A Common Stock Purchase Warrant

Alpharma Inc., a Delaware corporation (the "Company"), hereby certifies that IDEA AG, a German aktiengesellschaft, or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the Determination Date (as defined below) and on or before 5:00 p.m. (New York City time) on the Termination Date (as defined below), a number of shares of Class A Common Stock, $0.20 par value per share, of the Company ("Common Stock"), determined in accordance with Section 1, at a purchase price per share determined in accordance with Section 1. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1. Warrant Shares; Purchase Price.

(a) Subject to Section 1(d), the number of Warrant Shares shall be (i) $50,000,000 divided by (ii) 125% of the 30-Day Average Common Stock Trading Price (as defined below) as of the Determination Date (as defined below); provided, however, that the number of Warrant Shares shall not, in any event, exceed 2,666,667 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).

(b) Subject to Section 1(d), the Purchase Price shall be 125% of the 30-Day Average Common Stock Trading Price as of the Determination Date; provided, however, that the Purchase Price shall not, in any event, be less than $18.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof).

(c) Within 20 Business Days (as defined below) after the Determination Date, the Company shall (unless Section 1(d) applies) deliver notice to the Registered Holder of the number of Warrant Shares and the Purchase Price as determined in accordance with Sections 1(a) and (b). In the event that the Purchase Price would, but for the proviso in Section 1(b), be less than $18.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days after receiving the notice referred to in the immediately preceding sentence, and provided that this Warrant has not been exercised with respect to any Warrant Shares, deliver notice to the Company that it wishes to cause the Company to repurchase this Warrant in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000, together with the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of any such notice, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, by wire transfer of immediately available funds to the account designated by the Registered Holder in the notice referred to above.

(d) If, prior to the Determination Date, there is consummated any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock will be converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(a), 4(b) or 4(d) below) (collectively, a "Reorganization"), then, notwithstanding anything to the contrary in Sections 1(a) and 1(b):

(i) the Purchase Price shall equal the greater of (x) the 30-Day Average Common Stock Trading Price as of the earlier of (1) the date on which such Reorganization is first publicly announced or (2) the date on which such Reorganization was consummated (the result of this clause (x), the "Reorganization Reference Price"), or (y) $18.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof); and

(ii) the number of Warrant Shares shall equal the lesser of (1) $50,000,000 divided by 125% of the Reorganization Reference Price determined in accordance with clause (i) above and (2) 2,666,667.

For the avoidance of doubt, this Warrant will nevertheless be exercisable only during the Exercise Period (as defined below), and the cash, securities or other property receivable by the Registered Holder upon exercise of this Warrant shall be subject to adjustment as a result of such Reorganization as provided in Section 4(e).

(e) In the event that the Purchase Price would, but for the minimum price in clause (y) of Section 1(d)(i), have been less than $18.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof), the Registered Holder may, within 20 Business Days (as defined below) after the Determination Date, and provided that this Warrant has not been exercised with respect to any Warrant Shares, deliver notice to the Company that it wishes to cause the Company to repurchase this Warrant in exchange for a cash payment to the Registered Holder of its Proportionate Part (as defined below) of $12,500,000, together with the original copy of this Warrant, a duly executed written instrument acknowledging that this Warrant is being so surrendered and that it is thereafter void, and instructions as to the account to which such payment should be sent by wire transfer. Upon delivery of any such notice, this Warrant shall immediately terminate and be void, and the Company shall, within five Business Days thereafter, pay to the Registered Holder its Proportionate Part of $12,500,000, by wire transfer of immediately available funds to the account designated by the Registered Holder in the notice referred to above.

2. As used in this Warrant, the following terms have the following meanings:

(a) "30-Day Average Common Stock Trading Price" means, as of any date, the average of the closing sale prices for the Common Stock on the New York Stock Exchange (or, if the Common Stock does not trade on the New York Stock Exchange during such period, on the primary national securities exchange or another nationally recognized trading system on which the Common Stock trades during such period) over the trading days included in the 30 calendar days immediately preceding such date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring during such period); provided, however, that if the Common Stock does not trade on a national securities exchange or another nationally recognized trading system during such period, the 30-Day Average Common Stock Trading Price as of such date shall be the Fair Market Value (as defined below) of the Common Stock as of such date, determined in accordance with clause (2) of the definition of Fair Market Value set forth below.

(b) "Approval Date" means the date on which the $45,000,000 or $65,000,000 milestone payment is due as a result of achievement of the fourth milestone set forth in Section 3.2 of the License Agreement (as defined below).

(c) "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York City.

(d) "Determination Date" means the 31st calendar day following the Approval Date.

(e) "Exercise Period" means the period beginning on the Determination Date and ending on the Termination Date.

(f) "License Agreement" means the Exclusive License Agreement dated September 4, 2007, between IDEA AG and Alpharma Ireland Limited, an Irish corporation.

(g) "Proportionate Part" means a fraction, the numerator of which is the number of Warrant Shares purchasable upon the exercise of this Warrant (as of the date on which the Company repurchases this Warrant pursuant to Section 1, or as of the date on which this Warrant is exercised, as applicable) by the Registered Holder (giving effect to any subdivision of this Warrant pursuant to Section 7), and the denominator of which is the aggregate number of Warrant Shares initially purchasable by all Registered Holders of this Warrant (as of the date on which the number of Warrant Shares is fixed, but subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after such date).

(h) "Termination Date" means the earliest to occur of (i) the fifth anniversary of the Determination Date, (ii) the tenth anniversary of the date hereof, (iii) if the License Agreement terminates prior to Approval Date, the date of such termination of the License Agreement and (iv) if the Warrant is repurchased by the Company for $12,500,000 pursuant to Section 1, the date of such repurchase.

3. Exercise.

(a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time, or from time to time, during the Exercise Period, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Cashless Exercise.

(i) The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, during the Exercise Period, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this Section 3(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y * (A-B)
          A

Where: X = the number of Warrant Shares that shall be issued to the Registered Holder;

Y = the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

A = the Fair Market Value (as defined below) of one share of Common Stock as of the Exercise Date (as defined below); and

B = the Purchase Price then in effect.

(ii) The Fair Market Value of any security, cash or other property as of any date shall be determined as follows:

(1) In the case of a security that is listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share of one share (or other unit) of such security shall be deemed to be the average of the high and low reported sale prices per share (or other unit) of such security thereon on the trading day immediately preceding such date (provided that if no such price is reported on such day, the Fair Market Value per share of such security shall be determined pursuant to clause (2)).

(2) In the case of any security that is not listed on a national securities exchange or another nationally recognized trading system as of such date, the Fair Market Value per share (or other unit) as of such date shall be an amount determined by the Board of Directors of the Company (the "Board") to represent the fair market value per share (or other unit) of such security, and the exercise of this Warrant pursuant to this Section 3(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder (whereupon the Registered Holder will be given at least three Business Days to determine whether to proceed with an exercise of this warrant pursuant to this Section 3(b)).

(3) In the case of any property other than any securities or cash, the Fair Market Value of such property as of such date shall be an amount determined by the Board to represent the fair market value of such property.

(4) In the case of any cash, the Fair Market Value of such cash as of such date shall be the amount of such cash.

(c) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3(a) or 3(b) above (the "Exercise Date"). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d) Issuance of Common Stock Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 5 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to Section 3(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e) Cash Payment Following Pre-Determination Date Reorganization. If, prior to the Determination Date, (x) there is consummated any Reorganization, (y) the Approval Date later occurs and (z) either this Warrant is thereafter exercised or the Registered Holder requires the Company to repurchase the Warrant for $12,500,000 pursuant to Section 1(e), then the Company shall pay to the Registered Holder, within three Business Days following such exercise or repurchase of this Warrant, its Proportionate Part of an amount in cash equal to the interest (and, for the avoidance of doubt, only the interest) that would accrue during the period beginning on the date of consummation of such Reorganization and ending on the Determination Date (or, if applicable, the date of consummation of such repurchase of this Warrant), based on:

(i) the annual interest rate publicly announced by Citibank, N.A., New York, New York, from time to time as its "prime" commercial loan rate, changing as such rate changes (and compounding annually); and

(ii) a principal amount equal to:

(1) in the case of an exercise of the Warrant, the product of (x) the aggregate number of Warrant Shares with respect to which this Warrant is exercisable (as of the Determination Date, prior to giving effect to any exercise of this Warrant) and (y) the difference between (1) the Fair Market Value, as of the date of consummation of such Reorganization, of the securities, cash or other property issuable (pursuant to Section 4(e)) upon exercise of a single share of this Warrant, minus (2) the higher of (I) the Reorganization Reference Price and (II) $18.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock occurring at any time after the date hereof); and

(2) in the case of a repurchase of the Warrant for $12,500,000 pursuant to Section 1(e), $12,500,000.

4. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time after the date on which the number of Warrant Shares is fixed effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date on which the number of Warrant Shares is fixed combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to Section 4(a) or 4(b) above, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) Adjustments for Other Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date on which the number of Warrant Shares is fixed, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization. If there shall occur any Reorganization, then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 4, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 30 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

5. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock as of the Exercise Date.

Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), nor with any present intention of distributing or selling the same in violation of the Securities Act; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof in violation of the Securities Act.

(b) Accredited Investor. The Registered Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(c) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

7.1 Transfers, etc.

(a) Neither this Warrant nor the Warrant Shares shall be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the Company has received an opinion of counsel, which opinion is satisfactory to the Company, to the effect that such registration is not required under the Securities Act. Without limiting the foregoing sentence, this Warrant may not be transferred by sale, assignment, pledge or otherwise, other than (x) if the Registered Holder is IDEA AG, by IDEA AG to a single transferee to whom IDEA AG has sold or assigned its right to receive payments under the License Agreement (such assignee, the "Payment Assignee"), (y) if the Registered Holder is IDEA AG or the Payment Assignee, by IDEA AG or the Payment Assignee to up to an aggregate of 40 transferees and (z) by any transferee referred to in clause (y), to a single subsequent transferee to whom such first transferee transfers such Warrant, provided that such subsequent transferee agrees in writing prior to such transfer (with a copy to the Company) to immediately exercise such Warrant upon such transfer and to immediately sell all of the underlying Warrant Shares (and provided that such transferee actually does so). Hedging transactions involving this Warrant and the Warrant Shares may not be conducted unless in compliance with the Securities Act.

(b) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

"These shares have not been registered under the Securities Act of 1933. They may not be offered or transferred by sale, assignment, pledge or otherwise unless (i) such offer or transfer is made pursuant to registration under the Securities Act or (ii) the corporation has received an opinion of counsel, which opinion is satisfactory to the corporation, to the effect that such registration is not required under the Securities Act of 1933. Hedging transactions involving these shares may not be conducted unless in compliance with the Securities Act of 1933."

(c) The legend described in Section 7(b) shall be removed, at the request of the Registered Holder, upon satisfaction of the condition described in clause (i) or clause (ii) of such legend.

(d) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

8. Notices of Record Date, etc. In the event that, during the Exercise Period:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall, unless impracticable, be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

9. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

10. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 7 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer or withholding taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be in writing and shall be sent by courier service or personal delivery to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be shall be in writing and shall be sent by courier service or personal delivery to the Company at its principal office. All such notices and communications shall be deemed delivered (i) if delivered by personal delivery, when delivered and (ii) if delivered by courier service guaranteeing a specific delivery date, the date on which such courier service guarantees such delivery.

12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

14. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to any conflicts of law provisions thereof that would cause the application of the laws of any other jurisdiction).

16. Currency. All references to "$" in this Warrant refer to United States dollars.

17. Facsimile Signatures. This Warrant may be executed by facsimile signature.

18. Acceptance by Registered Holder. By acquiring and accepting this Warrant, the Registered Holder shall be deemed to have agreed and accepted the terms and conditions of this Warrant.

EXECUTED as of the Date of Issuance indicated above.

ALPHARMA INC.

By:________________________________
Name:
Title:

ACCEPTED AND AGREED:

IDEA AG

By: ______________________
Name:
Title:

EXHIBIT I

PURCHASE FORM

To: Alpharma Inc. Dated:____________

The undersigned Registered Holder, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase (check applicable box):

ð ____ shares of the Class A Common Stock of Alpharma Inc. covered by such Warrant; or

ð ____ shares of Class A Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 3(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

ð $______ in lawful money of the United States; and/or

ð the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation) ; and/or

ð the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 3(b), to exercise this Warrant with respect to ____ Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 3(b).

Signature: ______________________

Address: _______________________

SCHEDULE I - Registration Rights Agreement

SCHEDULE J - ALPHARMA Operating and Other Requirements

After the Effective Date and through the end of the Royalty Term:

I. ALPHARMA shall be a corporation that is formed under the laws of the Republic of Ireland, and shall be a resident for tax purposes of either the Republic of Ireland or Bermuda.

II. ALPHARMA shall (directly or through one or more direct or indirect subsidiaries):

(a) [**];

(b) [**]; and

(c) [**].

III. ALPHARMA shall sell Licensed Products to end users or distributors in the United States or to Affiliates of ALPHARMA for resale in the United States and shall not:

(a) [**]; or

(b) [**].

SCHEDULE K - Section 4.2 Assumptions

[**]

SCHEDULE L - Phase 3 Clinical Trials

Synopsis of Clinical Study [**]
Title / Study Number	[**]
Study Centre(s)	[**]
Study Schedule	[**]
Main Study	[**]
Main Study Objectives	[**]
Number of Subjects	[**]

Sub-Study	= Celebrex Comparator Sub-Study
Sub-Study Objectives	[**]
Number of Subjects	[**]
Diagnosis / Main Inclusion Criteria	[**]

Synopsis of Clinical Study [**]
Title / Study Number	[**]
Study Centre(s)	[**]
Study Schedule	[**]
Study	[**]
Study Objectives	[**]
Number of Subjects	[**]
Diagnosis / Main Inclusion Criteria	[**]

** Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.